UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GATX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2 0 2 0  P R O X Y  S T A T E M E N T

Notice of Annual Meeting of Shareholders

to be held on April 24, 2020

March 13, 2020

Dear Shareholders:

On behalf of the Board of Directors, I invite you to attend GATX Corporation’s 2020 Annual Meeting of Shareholders on Friday, April 24, 2020, at 9:00 a.m. Central Time, at our corporate headquarters located at 233 South Wacker Drive, 52nd Floor, Chicago, Illinois. Enclosed you will find a notice setting forth the items we expect to address at the meeting, our Proxy Statement, a form of proxy, and a copy of our 2019 annual report to our shareholders.

In 2019, GATX surpassed earnings expectations coming into the year. We earned $5.81 per diluted share, or $5.51 per diluted share after deducting the net positive effect of tax adjustments and other items. This exceeded our original expectation of $4.85 to $5.15 per diluted share and was a 5.6% increase over 2018’s adjusted earnings. We earned an 11.7% return on equity (13.5% adjusted), invested more than $1.6 billion across our owned and affiliated businesses, and returned $219.3 million of capital to our shareholders through dividends and share repurchase.1 We increased earnings per share in 2019 despite deteriorating railcar leasing market conditions for Rail North America—our largest business. Our ability to offset the declining segment profit in Rail North America was primarily attributable to higher segment profit in Rail International and our Rolls-Royce & Partners Finance joint ventures (RRPF). We successfully applied our asset-focused, service-oriented expertise that we developed for over 100 years in the North American rail market to these higher growth markets. We grew and diversified our Rail International railcar fleet both in Europe, realizing record high utilization, and in India, where we are the largest railcar lessor. In addition, our RRPF aircraft spare engine joint ventures had continued excellent operating results and another record year of investment volume of over $900 million.

Your vote is very important. Whether or not you plan to attend in person, please ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by internet or telephone or by signing and returning your proxy card in the enclosed envelope. On behalf of the Board of Directors and management, I would like to thank you for your continued support of GATX. We hope you will be able to attend the meeting and look forward to seeing you there.

Sincerely,
Chairman of the Board, President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials

for the Shareholders’ Meeting to be held on April 24, 2020.

The Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders, the Annual Report to Shareholders for the year ended December 31, 2019, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, are available at: www.envisionreports.com/GATX.

[1]

Our 2019 financial results calculated in accordance with GAAP include $10.9 million of tax adjustments and other items. For a reconciliation of net income, diluted earnings per share, and return on equity, excluding tax adjustments and other items, to net income, diluted earnings per share, and return on equity calculated in accordance with GAAP, please see Exhibit B to this Proxy Statement.

Notice of Annual Meeting of Shareholders

GATX 2020 Annual Meeting of Shareholders

Date: Friday, April 24, 2020	Items of Business: • Election of 9 Directors • Adoption of Advisory Resolution to Approve Executive Compensation • Ratification of Independent Registered Public Accounting Firm
Time: 9:00 a.m. Central Time
Place: GATX Corporation 233 South Wacker Drive 52nd Floor Chicago, Illinois
Record Date: Close of business on February 28, 2020

Advance Voting Methods and Deadlines

Internet and telephone voting are available 24 hours a day, seven days a week up to these deadlines:

•	Registered Shareholders or Beneficial Owners—11:59 p.m. Eastern Time on April 23, 2020

•	Participants in GATX 401(k) Plans—8:00 a.m. Eastern Time on April 22, 2020

Go to the website identified on the proxy card • Enter the Control Number printed on the proxy card • Follow instructions on the screen.	Call the toll-free number identified on the proxy card • Enter the Control Number printed on the proxy card • Follow the recorded instructions.

Mark your selections on the enclosed proxy card

•  Date and sign your name exactly as it appears on the proxy card

•  Promptly mail the proxy card in the enclosed postage-paid envelope.

Return promptly to ensure that it is received before the deadlines stated above.

You can vote in person at the annual meeting.

By Order of the Board of Directors,

Executive Vice President, General Counsel and

Corporate Secretary

GATX CORPORATION - 2020 Proxy Statement	i

ii	GATX CORPORATION - 2020 Proxy Statement

Proxy Summary

The Board of Directors (the “Board”) of GATX Corporation (“GATX”, the “Company”, “we”, “us”, or “our”) is soliciting proxies for use at the Company’s Annual Meeting of Shareholders to be held on Friday, April 24, 2020 (the “Annual Meeting”). This Proxy Statement and accompanying proxy card are being mailed to shareholders on or about March 13, 2020.

This summary highlights information included elsewhere in this Proxy Statement and does not contain all of the information you should consider in voting. Please read this Proxy Statement carefully before voting your shares.

Annual Meeting of Shareholders

  When  g April 24, 2020, 9:00 a.m. Central Time

  Where g GATX Corporation,

                  233 South Wacker Drive, 52nd Floor, Chicago, Illinois

You may vote if you were a shareholder of record at the close of business on February 28, 2020. We hope that you will be able to attend the Annual Meeting, but if you cannot do so, it is important that your shares be represented.

We urge you to read the Proxy Statement carefully and to vote your shares in accordance with the Board’s recommendations by internet or telephone or by signing and returning the enclosed proxy card in the postage-paid envelope provided, whether or not you plan to attend the Annual Meeting.

Voting Recommendations of the Board

Item	Description	For	Against	Page

1	Election of directors			18

2	Adoption of advisory resolution approving our executive compensation			28

3	Ratification of independent registered public accounting firm			57

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting.

Voting at the Annual Meeting (page 66)

If your shares are registered in your name with our transfer agent, you may vote in person at the Annual Meeting. If you hold your shares through a broker, bank, or other nominee, you will not be able to vote in person at the Annual Meeting unless you first obtain a legal proxy from your nominee. For further information, please see How do I vote? on page 66.

Questions and Answers (page 66)

We encourage you to review the Questions and Answers about the Annual Meeting beginning on page 66 for answers to common questions about the rules and procedures surrounding the proxy and annual meeting process.

GATX CORPORATION - 2020 Proxy Statement	1

PROXY SUMMARY

CORPORATE GOVERNANCE (PAGE 7)

GATX has a long-standing commitment to strong corporate governance, which promotes the long-term interests of shareholders and strengthens Board and management accountability. Highlights of our corporate governance practices include:

✓	Annual Election of Directors	✓	Annual CEO Succession Planning by Full Board

✓	Majority Voting for Directors	✓	Risk Oversight by Full Board and Committees

✓	Resignation Policy for Directors who Fail to Receive a Majority Vote	✓	Annual Board and Committee Self-Evaluations

✓	8 of 9 Director Nominees are Independent	✓	No Poison Pill

✓	Diversity of Experience and Skills among Directors	✓	Anti-Hedging/Anti-Pledging Policies for Directors, Officers, and Employees

✓	Regular Director Skills Assessment and Board Succession Planning	✓	Share Ownership Requirements for Directors and Executive Officers

✓	Independent Lead Director	✓	Clawback Policy for Equity Awards and Incentive Compensation

✓	Independent Audit, Compensation, and Governance Committees	✓	Annual “Say on Pay” Advisory Vote
✓	Executive Sessions of Independent Directors After Each Board Meeting	✓	Active Shareholder Engagement Program

DIRECTOR NOMINEES (PAGE 20)

The following table provides summary information about each director nominee. Robert J. Ritchie, who currently serves on the Board, will not be standing for re-election and will be retiring at the 2020 Annual Meeting. GATX is grateful to Mr. Ritchie for his 9 years of dedicated and valuable service to the Company.

Name	Age	Director Since	Principal Occupation	Committee Memberships[1]	Other Public Company Boards
Diane M. Aigotti*	55	2016	Executive Vice President, Managing Director and Chief Financial Officer, Ryan Specialty Group, LLC	A, G	0
Anne L. Arvia*	56	2009	Executive Vice President, Banking and Financial Services, The Auto Club Group; President and Chief Executive Officer, The Auto Club Trust	A (Chair)	0
Ernst A. Häberli*	71	2007	Retired; Former President, Commercial Operations International, The Gillette Company	C, G	0
Brian A. Kenney	60	2004	Chairman, President and Chief Executive Officer, GATX Corporation	None	0
James B. Ream*	64	2008	Former Senior Vice President – Operations, American Airlines	LD	0
Adam L. Stanley*	46	2019	Chief Information and Chief Digital Officer, Cushman & Wakefield plc	A	0
David S. Sutherland*	70	2007	Retired; Former President and Chief Executive Officer, IPSCO, Inc.	C (Chair), G	2
Stephen R. Wilson*	71	2014	Retired; Former Chairman, President and Chief Executive Officer, CF Industries Holdings, Inc.	A, C	1
Paul G. Yovovich*	66	2012	President, Lake Capital	C, G (Chair)	0

*	Independent Director

[1]	A = Audit Committee; C = Compensation Committee; G = Governance Committee; LD = Lead Director

2	GATX CORPORATION - 2020 Proxy Statement

PROXY SUMMARY

2019 PERFORMANCE AND KEY ACCOMPLISHMENTS

In 2019, we outperformed our earnings expectations coming into the year. We earned $5.81 per diluted share, or $5.51 per diluted share after deducting the net positive effect of tax adjustments and other items, exceeding our original expectation in the range of $4.85 to $5.15 per diluted share. Railcar leasing is our core business, accounting for 86% of our revenues. Commercial and operational performance was strong at Rail North America despite deteriorating market conditions. Segment profit outperformance was driven by increased repair revenues, high fleet utilization and successful renewals of railcar leases. We also executed our strategies across our other businesses, which too outperformed expectations. Our international railcar fleet had record high utilization of 99% and our RRPF aircraft spare engine leasing joint ventures had continued strong performance. American Steamship Company (“ASC”), our Great Lakes shipping company, operated efficiently realizing higher segment profit.1 The table below shows our financial and operational performance over the past three years (2017-2019):

[1]	On February 7, 2020, we entered into an agreement to sell ASC. The sale is subject to customary closing conditions.
[2]

Amounts in these charts are based on net income, excluding tax adjustments and other items, and are non-GAAP financial measures. For a reconciliation of net income, diluted earnings per share, and return on equity, excluding tax adjustments and other items, to net income, diluted earnings per share, and return on equity calculated in accordance with GAAP, please see Exhibit B to this Proxy Statement.

[3]	Operational data in the charts relates to our Rail North America business.

GATX CORPORATION - 2020 Proxy Statement	3

PROXY SUMMARY

Executing Strategy

•    Invested over $500 million in our North American railcar fleet in 2019.

•    Continued investment of over $700 million in our rail asset portfolios across all our businesses.

•    Achieved high utilization of existing fleets of transportation assets.

Growing Internationally

•    Continued to grow our railcar leasing platform in India.

•    Utilization for railcars at GATX Rail Europe reached an all-time high of 99%.

•    Executed on our strategy to diversify our international railcar fleet.

•    Investment volume of over $900 million at our RRPF aircraft spare engine leasing joint ventures.

Returning Capital

•    Concluded our 101st consecutive year of paying a dividend to our shareholders.

•    Increased our dividend for the ninth consecutive year.

•    Returned over $219 million to shareholders through share repurchases and dividends.

Developing Leadership

•    Continued the development of our future leaders through senior leadership organizational changes.

•    Ongoing longer-term succession planning initiatives to enhance our future growth and further drive the excellent performance our shareholders expect.

4	GATX CORPORATION - 2020 Proxy Statement

PROXY SUMMARY

EXECUTIVE COMPENSATION (PAGE 30)

Railcar leasing is our core business. The rail market in North America remains challenging as railcar loadings continue to decrease and rail velocity increases. The North American railcar leasing market is also highly cyclical, as our rail customers operate in cyclical markets, such as the petroleum, chemical, food/agricultural, and construction industries. This cyclical demand, combined with changing macroeconomic conditions and swings in railcar supply, results in significant volatility in utilization and lease rates for railcars over time. In addition, railcars have very long useful lives of 20-45 years. Thus, we proactively manage our business by buying, leasing, maintaining, and selling railcars in these constantly changing business conditions over decades.

We believe that the key to generating long-term shareholder value involves optimizing asset growth and asset return by emphasizing each at the appropriate point in the railcar business cycle. In stronger railcar markets, we focus on increasing lease rates and lengthening lease terms to lock-in attractive lease revenue as long as possible. We also de-emphasize new railcar investment due to the high railcar prices usually present in such a market. Conversely, in weaker markets, when railcar prices tend to be lower, we seek to increase railcar investment on favorable terms. We also aggressively reduce lease rates to maintain asset utilization and shorten lease terms to position us to capture value when lease rates improve.

Our executive compensation plans are directly linked to our financial and operating performance and creation of long-term shareholder value. Our compensation programs are designed to reward management to emphasize current financial returns over growth in capital employed during stronger markets and, conversely, to emphasize growth in capital employed over current financial returns in weaker markets. We encourage you to read the Compensation Discussion and Analysis starting on page 30 for more details regarding our performance and the alignment of our executive compensation with our performance and long-term shareholder value.

Executive Compensation Snapshot

This snapshot of compensation paid to or accrued by our Named Executive Officers (“NEOs”) in 2019 highlights that the compensation increases largely reflect a change in pension value attributable to decreases in the discount rate and the application of actuarial calculations. While the Compensation Committee considers the table in its entirety, we note that the change in pension value represents the present value of an estimated stream of payments to be made following retirement. The change in pension value fluctuates year to year due to economic factors and actuarial calculations that do not relate to our performance and are outside the control of the Compensation Committee.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)	Total Without Change in Pension Value ($)(6)

(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Brian A. Kenney	2019	980,500	1,740,919	1,745,432	1,132,674	2,055,203	8,400	7,663,127	5,607,924
Chairman of the Board,	2018	976,500	1,790,795	1,755,880	1,260,857	0	8,250	5,792,282	5,792,282
President and Chief	2017	956,500	1,535,493	1,571,667	780,695	1,223,234	8,100	6,075,689	4,852,455
Executive Officer
Thomas A. Ellman	2019	512,500	410,554	411,344	414,428	962,321	8,400	2,719,546	1,757,225
Executive Vice President	2018	493,333	802,344	393,597	445,893	0	8,250	2,143,417	2,143,417
and Chief Financial Officer	2017	460,000	358,486	366,722	262,816	477,646	8,100	1,933,770	1,456,124
Robert C. Lyons	2019	551,833	410,554	411,344	446,234	1,092,048	8,400	2,920,413	1,828,365
Executive Vice President	2018	536,300	831,633	422,023	484,728	0	8,250	2,282,934	2,282,934
and President, Rail	2017	525,300	397,638	407,469	300,125	614,748	8,100	2,253,380	1,638,632
North America
Deborah A. Golden	2019	469,417	286,100	286,829	325,362	579,213	8,400	1,955,321	1,376,108
Executive Vice President,	2018	439,700	294,979	288,638	340,644	48,154	8,250	1,420,365	1,372,211
General Counsel and	2017	430,700	240,418	246,422	210,922	354,049	8,100	1,490,611	1,136,562
Corporate Secretary
Paul F. Titterton	2019	431,250	198,840	200,113	273,999	610,394	8,400	1,722,996	1,112,602
Senior Vice President	2018	397,424	579,890	177,119	267,384	0	8,250	1,430,067	1,430,067
and Chief Operating Officer,
Rail North America

GATX CORPORATION - 2020 Proxy Statement	5

PROXY SUMMARY

(1)

For awards granted under the GATX Amended and Restated 2012 Incentive Award Plan, amounts shown reflect the dollar amount of the grant date fair value of the awards for the years shown, in accordance with Accounting Standards Codification Topic No. 718, Compensation — Stock Compensation. Assumptions used to calculate these amounts are included in the notes to our audited financial statements contained in our Annual Reports on Form 10-K for fiscal years ended December 31, 2019, 2018, and 2017.

(2)

For performance share awards, amounts shown reflect the grant date fair value of the awards at target payout for the years shown. The grant date fair value of the performance share awards for 2019, 2018, and 2017 (2019 and 2018 for Mr. Titterton), respectively, assuming the highest level of performance (i.e., 200% of target) are as follows: Mr. Kenney ($3,481,837, $3,581,590, and $3,070,985); Mr. Ellman ($821,107, $1,204,715, and $716,971); Mr. Lyons ($821,107, $1,263,293, and $795,275); Ms. Golden ($572,200, $589,958, and $480,836); and Mr. Titterton ($397,679 and $759,806).

(3)	The amounts shown reflect the annual incentive awards earned under the GATX Cash Incentive Compensation Plan by each NEO for the years shown.
(4)

Change in pension value reflects the increase in the present value of the accumulated pension benefit during the years shown. The Pension Benefits Table on page 52 shows the present value of the accumulated pension benefit as of December 31, 2019 and the assumptions used in the calculation of that value. We determined the December 31, 2018 and December 31, 2017 present values using the same assumptions except that the interest rates used for discounting under Accounting Standards Codification Topic No. 715, Compensation — Retirement Benefits, were 4.32% in 2018 and 3.68% in 2017.

(5)

For 2019, amounts shown reflect matching contributions of $8,400 we made to the GATX Salaried Employees Retirement Savings Plan for each NEO. For all periods presented, this column excludes dividends on SARs and performance shares because those dividends are included in the grant date fair value amounts for stock awards as reported in columns (e) and (f) of the table above and in column (m) of the Grants of Plan-Based Awards Table on page 49.

(6)

Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the amount reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column (column h). The amounts set forth in the Total Without Change in Pension Value column differ substantially from, and are not a substitute for, the amounts required to be reported in the Total column pursuant to SEC regulations. We are presenting this supplemental column to illustrate how the Compensation Committee views the annual compensation elements for the NEOs. While the Compensation Committee does review the table in its totality, we note that the change in pension value amount reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column does not reflect current compensation and represents the present value of an estimated stream of payments to be made following retirement. The methodology used to report the change in pension value under applicable accounting rules is sensitive to external variables such as assumptions about life expectancy and changes in the discount rate determined at each year end, which are functions of economic factors and actuarial calculations that do not relate to our performance and are outside of the control of the Compensation Committee.

See Compensation Discussion and Analysis Beginning on page 30 for more Details on 2020 Executive Compensation.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PAGE 57)

We ask that our shareholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2020. Below is summary information about Ernst & Young LLP’s fees for services provided in 2019 and 2018.

Type of Fees	2019 ($)	2018 ($)
Audit Fees	2,578,000	2,571,000
Audit-Related Fees	147,000	139,000
Tax Fees	49,000	43,000
All Other Fees	2,000	2,000
TOTAL Fees	2,776,000	2,755,000

6	GATX CORPORATION - 2020 Proxy Statement

Proxy Statement

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors provides oversight, strategic direction, and counsel to management regarding the business, affairs, and long-term interests of GATX and our shareholders. Its responsibilities include the following:

•	reviewing and approving our major financial objectives, strategic and operating plans, strategic transactions with third parties, and other significant actions

•	overseeing the conduct of our business

•	assessing business risks to evaluate whether any changes to our business, strategy, or risk management practices may be warranted

•	overseeing our processes for maintaining the integrity of our financial statements and other public disclosures

•	overseeing compliance with law and ethical standards

GATX has a long-standing commitment to strong corporate governance and ethical standards. Demonstrating this commitment, the Board has adopted the GATX Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Code of Ethics for

Senior Company Officers, as well as charters for each of the Board’s committees. These documents constitute the foundation of our corporate governance structure and are available on our website (www.gatx.com) in the Investor Relations section under “Corporate Governance.”

The Board and its committees meet throughout the year on an established schedule and hold special meetings from time to time as appropriate. Following each meeting, the Board’s independent directors meet in executive sessions without the Chairman and Chief Executive Officer or other members of management present. The Lead Director serves as Chair of the executive sessions of the Board.

The Board met nine times during 2019, and each director attended at least 75% of the meetings of the Board and the committees on which he or she served during the year. We encourage all directors to attend the 2020 Annual Meeting of Shareholders, and in 2019 all directors then serving on the Board attended the annual meeting except for Mr. Sutherland, who attended the directly conflicting shareholders’ meeting at United States Steel Corporation, where he serves as Chairman of the Board.

Board Independence

The Board has adopted the GATX Director Independence Standard set forth in Exhibit A to this Proxy Statement to evaluate the independence of directors and director nominees and to ensure compliance with the independence standards required by the New York Stock Exchange (“NYSE”) for listed companies. In accordance with this standard, and considering all relevant facts and circumstances, the Board has made an affirmative determination that none of the following directors has a material relationship with GATX other than in his or her capacity as a member of the Board and that all of the following directors are independent: Diane M. Aigotti, Anne L. Arvia, Ernst A. Häberli, James B. Ream, Robert J. Ritchie, Adam L. Stanley, David S. Sutherland, Stephen R. Wilson, and Paul G. Yovovich.

Board Leadership Structure

•	Brian A. Kenney serves as our Chairman and Chief Executive Officer

•	James B. Ream serves as our Lead Director

•	9 of our current 10 directors are independent under the NYSE listing standards and the GATX Director Independence Standard

•	All of the members of the Board’s Audit, Compensation, and Governance Committees are independent

The Board believes that having our Chief Executive Officer serve as Chairman of the Board is in the best interests of our shareholders because the Chief Executive Officer’s extensive knowledge of our business and strategy provides the Board with a clear understanding of the issues facing the Company and promotes effective Board decision-making, alignment on corporate strategy, and effective execution of that strategy by management.

GATX CORPORATION - 2020 Proxy Statement	7

CORPORATE GOVERNANCE

The Board believes it is important to select the most qualified and appropriate director to serve as Chairman, whether that individual is an outside director or a member of executive management. Currently, Brian A. Kenney, our Chief Executive Officer, serves as Chairman. The Board believes that Mr. Kenney is the most appropriate individual to serve as Chairman because of his extensive knowledge of our business and strategy, as well as his demonstrated skill and commitment to performing effectively as Chairman of the Board. Having the Chief Executive Officer serve as Chairman provides the Board with a clear understanding of issues facing GATX, which, in turn, promotes effective Board decision-making, alignment on corporate strategy, and accountability of management.

Our Board is structured to promote independence whether or not its Chairman is a member of executive management. The entire Board, with the exception of Mr. Kenney, consists of independent directors, and the Audit, Compensation, and Governance Committees also are composed entirely of independent directors. The independent directors on the Board meet after each Board meeting in executive sessions that are not attended by Mr. Kenney or other members of management.

In addition, under our Corporate Governance Guidelines, the independent directors serving on the Board annually designate an independent Lead Director to provide leadership to the non-management members of the Board and to work with the Chairman and Chief

Executive Officer and the other Board members to provide effective and independent oversight of our management and affairs. Currently, James B. Ream serves as Lead Director. The powers and duties of the Lead Director include the following:

•	presiding at meetings of the Board if the Chairman and Chief Executive Officer is not present

•	regularly convening and serving as Chair of executive sessions of the independent directors

•	while not a member of any Board committee, the Lead Director attends the meetings of all Board committees

•	serving as principal liaison between the Chairman and Chief Executive Officer and the independent directors

•	advising the Chairman and Chief Executive Officer as to the quality, quantity, and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties

•	in consultation with the Chairman and Chief Executive Officer, establishing the meeting schedules and agendas for each Board meeting to ensure that the Board has adequate time for discussion and consideration of matters

•	interviewing, along with the Chair of the Governance Committee, all director candidates and making recommendations to the Governance Committee

Board Committees

Director*	Board of Directors	Audit Committee	Compensation Committee	Governance Committee
Diane M. Aigotti	●	●		●
Anne L. Arvia	●	C
Ernst A. Häberli	●		●	●
Brian A. Kenney	C
James B. Ream	L
Robert J. Ritchie	●	●		●
Adam L. Stanley	●	●
David S. Sutherland	●		C	●
Stephen R. Wilson	●	●	●
Paul G. Yovovich	●		●	C
Number of 2019 meetings	9	7	5	4

*	In the table above, “C” means Chair and “L” means Lead Director.

8	GATX CORPORATION - 2020 Proxy Statement

CORPORATE GOVERNANCE

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Governance Committee. Each committee is composed of directors determined by the Board to be independent in accordance with the listing standards of the NYSE. Mr. Ream serves as Lead Director and, while he does not serve as a member of any particular Board committee, he attends all meetings of all Board committees.

The principal responsibilities of each of these committees are described generally below and in detail in their respective committee charters, which are available on our website (www.gatx.com) in the Investor Relations section under “Corporate Governance.”

Audit Committee

The Board has determined that each member of the Audit Committee has accounting or related financial management expertise and is “financially literate,” as that term is used in the listing standards of the NYSE. In addition, the Board has determined that each of Diane M. Aigotti, Anne L. Arvia, Robert J. Ritchie and Stephen R. Wilson qualifies as an “audit committee financial expert,” as that term is defined by the rules of the US Securities and Exchange Commission (“SEC”). All members of the Audit Committee satisfy the NYSE’s independence standards applicable to audit committee members.

The Audit Committee’s functions include the appointment, retention, compensation, and oversight of our independent registered public accounting firm. The Audit Committee also reviews any related party transactions and assists the Board in oversight of:

•	the integrity of our financial statements
•	our compliance with legal and regulatory requirements

•	our guidelines, policies, and procedures with respect to risk assessment and risk management

•	the independent registered public accounting firm’s qualifications and independence with respect to services performed, including non-audit fees and services

•	the performance of our internal audit function and the independent registered public accounting firm

The Audit Committee maintains free and open communication, and meets separately at each regularly scheduled committee meeting, with our independent registered public accounting firm, our internal auditor, and management.

Compensation Committee

The Compensation Committee’s functions include:

•	conducting an annual evaluation of the Chief Executive Officer’s performance

•	annually setting the Chief Executive Officer’s compensation level and reviewing and approving compensation levels of our other senior officers

•	establishing and administering our incentive compensation plans, equity-based plans, and other bonus plans, including granting awards and approving payouts under our plans

•	annually reviewing the corporate goals and objectives relating to compensation of our Chief Executive Officer and other senior officers

•	periodically reviewing and making recommendations to the Board regarding the compensation of our non-management directors

•	evaluating the qualifications and independence of the Compensation Committee’s independent compensation consultant

Pay Governance LLC (“Pay Governance”) served as the Compensation Committee’s independent compensation consultant during 2019. In addition to providing advice on various aspects of GATX’s compensation plans, programs, and policies, Pay Governance also advises the Compensation Committee periodically on current trends and best practices and reviews the agendas and supporting materials with management and the Compensation Committee Chair in advance of each committee meeting. A Pay Governance representative attends all Compensation Committee meetings, including executive sessions at which management is not present, and meets independently with the Compensation Committee as appropriate. In addition, Pay Governance provides specific recommendations for the Chief Executive Officer’s compensation and advice on the recommendations made by the Chief Executive Officer with respect to the compensation of other executives.

GATX CORPORATION - 2020 Proxy Statement	9

CORPORATE GOVERNANCE

Governance Committee

The Governance Committee’s functions include:

•	identifying individuals qualified to become Board members and recommending to the Board a slate of director nominees for election at each annual meeting of shareholders

•	ensuring that all of the Board committees have the benefit of qualified and experienced independent directors

•	regularly reviewing a matrix of director skills to ensure a diversity of relevant experience, fresh perspective, skills, backgrounds, and other attributes on the Board
•	developing and overseeing an effective set of corporate governance policies and procedures designed to ensure that GATX adheres to strong corporate governance and ethical standards and complies with all applicable legal and regulatory requirements

•	overseeing the evaluation of the Board’s performance and effectiveness, including the directors’ attendance and contributions to Board deliberations, and making such recommendations to the Board as may be appropriate

Annual Board and Committee Evaluations

The Board conducts an evaluation of its performance and effectiveness on an annual basis. The purpose of the evaluation is to obtain the directors’ feedback on the Board’s performance and identify ways to enhance its effectiveness. As part of the evaluation, each director receives a written questionnaire developed by the Governance Committee to solicit input on the Board’s performance, effectiveness, composition, priorities, and culture. Using the questionnaire as a guide, the Governance Committee Chair conducts personal interviews with all directors to obtain their feedback and discuss any other issues or concerns they may have. The Governance Committee Chair compiles the collective views and comments of the directors and then reports the results of the evaluation to the full Board.

Each of the Board’s committees conducts its own evaluation using the same process as the Board evaluation. The Chair of each committee conducts personal interviews with the other committee members and, after compiling the results, presents a report to the committee and the full Board.

Each year, the Governance Committee Chair conducts a personal interview with each Board member to gather in-depth perspectives and candid insight about Board performance and effectiveness. The Chair of each committee follows the same process to obtain feedback from committee members on the committee’s performance and effectiveness.

Board Refreshment

The Board, led by the Governance Committee, regularly evaluates its own composition and succession plans in light of the Company’s evolving business and strategic needs. The focus of this process is to ensure that the Board is composed of directors who possess a wide variety of relevant skills, professional experience, and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of shareholders. In identifying individuals for Board membership, the Governance Committee considers a candidate’s gender, age, ethnicity, and other individual qualities and attributes that contribute to an active, effective Board. The Board believes that new ideas and perspectives are critical to a forward-looking and strategic Board, as are the extensive experience and deep understanding of our business and industry that long-serving directors possess. Accordingly, in its board refreshment and succession planning process, the Board considers both the benefits of continuity and fresh perspectives that new directors can bring.

In considering potential director candidates, the Governance Committee and Board take into account, among other factors, the needs of the Board and the Company in light of the overall composition of the Board with a view to achieving a balance of the skills, experience, and attributes that would be beneficial to the Board’s oversight role. For more information, see Director Criteria and Nomination Process on page 18.

10	GATX CORPORATION - 2020 Proxy Statement

CORPORATE GOVERNANCE

Succession Planning

The Board regularly reviews long-term and emergency succession plans for the Chief Executive Officer and for other senior management positions. In assessing possible Chief Executive Officer candidates, the Board identifies the key skills, experience, and attributes it believes are required to be an effective Chief Executive Officer in light of the Company’s business strategies, opportunities, and challenges. In addition, the Board ensures that directors have substantial opportunities over the course of the year to engage with possible succession candidates. As part of these long-term succession planning efforts, we implemented organizational changes to some of our senior leadership positions in order to enhance our growth efforts and further drive the excellent performance our shareholders expect.

GATX CORPORATION - 2020 Proxy Statement	11

CORPORATE GOVERNANCE

Risk Oversight

FULL BOARD

While management is responsible for managing risk, the Board and its committees play a role in overseeing our risk management practices and programs. We have robust internal processes and an effective internal control environment that facilitates identification and management of risk and regular communication with the Board. These include an enterprise risk management program, regular internal management disclosure committee meetings, codes of business conduct and ethics, a strong ethics and compliance program, and a comprehensive internal and external audit process. The Board implements its risk oversight function both as a whole and through delegation to Board committees, which meet regularly and report back to the Board.

•

•

•

•

•

•

•

•

•

•

•

•

•

•

•

Audit Committee	Compensation Committee	Governance Committee

Plays a key role in the Board’s risk oversight process, particularly in relation to risks that could have a financial impact, such as financial reporting, taxes, accounting, disclosure, internal controls, legal matters, cybersecurity, and our ethics and compliance programs.

Discusses our risk assessment and risk management guidelines and policies with management, the internal auditors, and the independent registered public accounting firm.

Receives regular reports from management and discusses steps taken by management to monitor and control risk exposures.

Reviews all of our quarterly financial reports, including any disclosure therein of risk factors affecting us and our business.

Receives regular reports from management regarding cybersecurity and information technology risks, controls and procedures, and any specific cybersecurity issues that could affect the adequacy of our internal controls.

Provides regular reports to the Board on its risk oversight activities and any issues identified thereby.

Manages risks associated with personnel and compensation issues, including executive compensation.

Receives regular reports from the independent compensation consultant and management concerning our compensation plans, policies, and practices.

Sets performance goals under our annual and long-term incentive plans and oversees our compensation plans, policies, and practices.

Provides regular reports to the Board on its oversight of compensation-related risks.

Together with the Compensation Committee’s independent consultant, provides input to our human resources staff in conjunction with their annual assessment of potential risks that may be created by our compensation plans, policies, and practices. The assessment conducted for 2019 found that our compensation plans, policies, and practices did not create risks that would be reasonably likely to have a material adverse effect on GATX. In reaching this conclusion, we considered the mix of compensation paid to employees, as well as the risk control and mitigation features of our plans, including appropriate performance measures and targets, incentive plan payout maximums, our compensation clawback policy, and mandatory stock retention requirements for our executive officers.

Manages risks associated with governance issues, such as the independence of the Board, Board effectiveness and organization, corporate governance, and director succession planning.

Reviews the skills and experience of the directors on a regular basis to ensure the diversity of relevant experience necessary for an effective Board.

Maintains corporate governance guidelines and procedures designed to assure compliance with all applicable legal and regulatory requirements and governance standards.

Receives periodic reports on environmental, social and governance matters.

Provides regular reports to the Board on its risk oversight activities.

12	GATX CORPORATION - 2020 Proxy Statement

CORPORATE GOVERNANCE

Anti-Hedging, Anti-Pledging Policies

In addition to prohibiting our directors, officers, and employees from trading in GATX stock while in possession of material non-public information, our Insider Trading Policy also prohibits certain transactions in GATX stock that may create the potential for the interests of a director, officer, or employee to diverge from the interests of GATX and its shareholders. In particular, our policy prohibits directors, officers, and employees from engaging in hedging transactions, including short sales, transactions in publicly traded options involving GATX stock, and use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. The policy also prohibits directors, officers, and employees from holding GATX stock in a margin account or pledging GATX stock as collateral for a loan.

Related Party Transactions

Related Party Transactions Approval Policy

We recognize that transactions with related parties present a heightened risk of real or perceived conflicts of interest and, therefore, may raise questions as to whether those transactions are consistent with the best interests of GATX and its shareholders. Accordingly, we have a formal, written policy that requires all related party transactions to be reviewed and approved by the Audit Committee. A “related party transaction” means any transaction (or series of transactions) valued at over $120,000 in which GATX is a participant and in which any “related party” has or will have a direct or indirect material interest. Our policy defines a “related party” to include all of our directors and executive officers, holders of more than 5% of our voting stock, and the immediate family members of those persons.

Under our policy, the Audit Committee will approve a related party transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of GATX and our shareholders, including, for example, situations where:

•	the transaction may enable us to obtain products or services of a nature, quantity, or quality, or on other terms, that are not readily available from alternative sources

•	the transaction is on “arm’s length” terms comparable to the terms on which we provide products or services to unrelated third parties or to our employees generally

Upon completion of its review, the Audit Committee will approve or disapprove the related party transaction. In approving any related party transaction, the Audit Committee also will make a determination that the transaction does not constitute a conflict of interest under our Code of Business Conduct and Ethics.

Director and Officer Indemnification and Insurance Arrangements

As required by our By-Laws, we indemnify our directors and officers to the fullest extent permitted by the New York Business Corporation Law. In addition, we have entered into indemnification agreements with each member of the Board that contractually obligate us to provide this indemnification to our directors.

As permitted by the New York Business Corporation Law and our By-Laws, we maintain insurance policies that provide liability protection to our directors and officers for claims for which they may not be indemnified by the Company. These insurance policies also provide reimbursement to GATX for indemnification payments we make on behalf of our directors and officers, subject to the conditions and exclusions specified in the policies.

GATX CORPORATION - 2020 Proxy Statement	13

CORPORATE GOVERNANCE

Shareholder Engagement

We believe that understanding issues of importance to our shareholders is critical for us to address their interests in a meaningful and effective way. It is also a tenet of good corporate governance. In that light, we engage with our shareholders on a regular basis to discuss a range of topics, including our performance, strategy, executive compensation, and corporate governance. Dialogue and engagement with our shareholders helps us understand how they view us, set goals and expectations for our performance, and identify emerging issues that may affect our strategies, corporate governance, compensation practices, or other aspects of our operations.

Our shareholder outreach and engagement program takes many forms and is a year-round activity. We participate in numerous investor road shows, analyst meetings, and investor conferences. We also provide investors with access to our executive officers in an effort to provide a full perspective on business operations, market conditions, and our long-term strategy. We communicate with shareholders through various media, including our annual report and SEC filings, Proxy Statement, news releases, and our website. We hold conference calls for our quarterly earnings releases and other major corporate events which are open to all. These calls are available in real time and as archived webcasts on our website.

During the past 18 months, we conducted pro-active shareholder outreach, offering our largest shareholders the opportunity to meet with members of our Board and management to discuss a range of issues, including environmental, social and governance matters. Two of our largest shareholders accepted our invitation and we discussed a range of issues, including:

•	our business, strategy and operations

•	feedback on our Proxy Statement

•	Board composition and directors’ skill sets

•	the role of our Lead Director

•	lack of direct peers in the railcar leasing industry

During our interactions with shareholders, we hear a diverse range of views. In general, our investors appreciate our transparency and willingness by our senior executives and members of the Board to engage with, and listen to, shareholders. In addition, we continue to make enhancements to our Proxy Statement in response to suggestions from investors.

14	GATX CORPORATION - 2020 Proxy Statement

CORPORATE GOVERNANCE

Sustainability and Corporate Citizenship

GATX’S VISION IS TO BE RECOGNIZED AS THE FINEST RAILCAR LEASING COMPANY IN THE WORLD BY OUR CUSTOMERS, SHAREHOLDERS, EMPLOYEES, AND THE COMMUNITIES WHERE WE OPERATE.

Consistent with our vision, we are committed to growing our business in a sustainable and socially responsible manner, and we demonstrate our commitment through our programs and initiatives. We maintain a Corporate Social Responsibility page on our website (www.gatx.com) to highlight our environmental and social responsibility accomplishments and provide key performance data to our shareholders. Sustainability is integrated into our operations, and we have an Environmental, Health, and Safety (“EHS”)

organization that is focused on maintaining a safe and healthy working environment, demonstrating environmental leadership, and meeting or exceeding regulatory compliance standards.

We believe that investing in operating our business in a sustainable manner, investing in our people, and investing in our communities is key to achieving sustainable growth over the long-term for the benefit of our shareholders:

EHS	People	Communities

•  Transporting goods by rail is more fuel efficient than other modes of transportation.

•  Committing to conducting business in an environmentally and socially responsible and ethical manner.

•  Protecting the health and safety of our employees and the communities where we operate.

•  Investing in programs to make our railcar maintenance operations, vessels, and offices more efficient in order to minimize environmental impact.

•  Encouraging diversity and inclusion in our workforce, and respecting local cultures where we do business.

•  Investing in training, diversity, benefit programs, and education to help us attract and retain the best and the brightest in the industry.

•  Committing to operate our business consistent with the highest standards of honest and ethical behavior.

•  Investing in civic engagement initiatives to support the communities where we live and work.

•  Encouraging employee involvement in their local communities through charitable donations and by offering opportunities for them to tutor, mentor, build playgrounds, paint schools, work at food banks and shelters, and participate in food, clothing, and toy collection drives each year.

GATX CORPORATION - 2020 Proxy Statement	15

CORPORATE GOVERNANCE

2019 Key Initiatives and Accomplishments

Environment

•  We seek to improve the energy efficiency of our railcar maintenance facilities, offices, and vessels by investing in key facility enhancements, engaging employees, and incorporating sustainability principles into our operations.

•  We strive to utilize water efficiently by seeking opportunities to reduce consumption and recycle water used by our railcar maintenance facilities, offices, and vessels.

•  We focus on maintaining compliance with air quality standards at railcar maintenance facilities and on vessels by monitoring emissions, using control technology to capture and reduce emissions, and identifying opportunities to further reduce emissions by improving efficiency or substituting materials.

•  We encourage and support environmental volunteerism, with many of our employees cleaning up our local beaches in 2019.

•  We strive to reduce the amount of waste sent to landfills by evaluating which waste streams can be eliminated, reduced, reused or recycled. Steel from scrapped railcars, railcar repairs, and vessel repairs is 100% recycled, amounting to an average of around 88,200 gross tons of steel per year.

Safety

•  GATX was the first U.S. railcar leasing company to achieve certification as a Responsible Care® Partner by the American Chemistry Council (“ACC”) and the Chemical Industry Association of Canada. Using the Responsible Care® framework, we have established an EHS management system that strives for continuous improvement. We continually measure our performance and set goals for improvement in many key metrics such as safety incident rate and workers’ compensation.

•  Our Rail North America business has made significant improvements in workplace safety over the years:

•  Our repair and maintenance facilities maintain an ongoing relationship with first responders in the communities where we operate to coordinate response plans in the event of an EHS incident involving our railcars or our facilities. GATX offers training on the proper use of our equipment and on regulations that impact our business. Over the past three years, we have trained 1,860 of our customers.

16	GATX CORPORATION - 2020 Proxy Statement

CORPORATE GOVERNANCE

Social

•  We encourage diversity and inclusion in our workforce, and our policies and programs are designed to provide fair treatment of all employees. These initiatives include:

➢  Development opportunities to enhance diversity in leadership pipelines

➢  Policies and practices designed to encourage flexibility in work arrangements

➢  Promote both diverse candidate slates and interviewers in management hiring

➢  Periodic pay equity audits and adjustments to ensure equal pay for equal work

•  We invest in the training and development of our employees by offering them resources such as tuition reimbursement, professional development courses, and certification programs for maintenance personnel to enable career progression through higher skilled roles.

•  Our operations worldwide are conducted in a manner consistent with internationally recognized principles regarding human rights, including the United Nations Universal Declaration of Human Rights and Global Compact.

•  GATX is proud to be the largest single corporate donor in the history of Make-A-Wish Illinois. In 2019, we were the largest corporate donor to Make-A-Wish Illinois for the seventh year in a row.

•  In 2019, we continued our involvement in the Big Shoulders Fund’s Patrons Program by providing support to two inner-city schools in Chicago to help them succeed over the long term. One hundred and thirty employees participated in an all-company volunteer day to ready schools for the new year. Further, GATX employees comprise the largest single group of mentors to Big Shoulders.

•  Again in 2019, the Chicago Tribune recognized GATX as a “Top Workplace” based on feedback from employee surveys.

•  Our Compliance Department manages a robust compliance program intended to provide our employees with meaningful resources, training, and communication to assist them in doing their jobs in an ethical manner, while empowering them to raise questions and concerns without fear of retaliation.

Communication with the Board

GATX shareholders and other interested parties may, at any time, communicate directly with the Board, any of our directors individually (including the Lead Director), or our non-management directors as a group through the office of our Corporate Secretary as follows:

•	by mail addressed to the Board, any director, or the non-management directors as a group, c/o the Corporate Secretary, GATX Corporation, 233 South Wacker Drive, Chicago, Illinois 60606-7147

•	electronically by sending an e-mail to contactboard@gatx.com

•	anonymously through our hotline vendor, Convercent, by internet at www.convercent.com/report or by telephone at (800) 461-9330

Our Corporate Secretary will review communications received by any of these methods and forward the communication promptly to the Board, individual directors, the Lead Director, or the non-management directors as a group, as appropriate, depending on the subject matter and facts and circumstances described in the communication.

Communications that are not related to the duties and responsibilities of the Board, are patently frivolous, or are otherwise considered to be improper for submission to the intended recipient(s), will not be forwarded.

GATX CORPORATION - 2020 Proxy Statement	17

PROPOSAL 1:    ELECTION OF DIRECTORS

Director Criteria and Nomination Process

Each year, the Board nominates a slate of director candidates for election at the Annual Meeting of Shareholders. The Board has delegated the process for screening potential director candidates to the Governance Committee with input from the Chairman and Chief Executive Officer and the Lead Director. When the Governance Committee determines that it is desirable to add a director or fill a vacancy on the Board, it will identify one or more individuals qualified to become directors and recommend them to the Board. In identifying qualified individuals, the Governance Committee generally retains a search firm for this purpose. In evaluating individuals for potential membership on the Board, the Governance Committee gives due consideration to the following criteria:

•	the highest level of personal and professional ethics, integrity, and values

•	an inquisitive and objective perspective

•	broad experience at the policy-making level in business, finance, accounting, government, or education

•	expertise and experience relevant to GATX and complementary to the background and experience of other Board members, so that an optimal balance and diversity of Board members may be achieved and maintained

•	broad business and social perspective and mature judgment
•	the overall diversity of the Board

•	commitment to serve on the Board for an extended period of time to ensure continuity and to develop knowledge about the Company’s business

•	demonstrated ability to communicate freely with management and the other directors, as well as the ability and disposition to meaningfully participate in a collegial decision-making process

•	willingness to devote the required time and effort to carry out the duties and responsibilities of a Board member

•	independence from any particular constituency, and the ability to represent the best interests of all shareholders and to appraise objectively the performance of management

Nominees are selected so that the Board represents a diversity of viewpoints, professional experiences, education, skills, backgrounds, and other individual qualities and attributes that contribute to an active, effective Board.

18	GATX CORPORATION - 2020 Proxy Statement

ELECTION OF DIRECTORS

Director Experience, Qualifications, and Skills

The Governance Committee is responsible for recommending to the full Board a slate of director nominees who collectively have the complementary experience, qualifications, skills, and attributes to guide the Company and function effectively as a Board. We believe that each of the nominees satisfies the criteria for membership set forth above and has key skills and attributes that are important to an effective board. Each of the nominees, other than Mr. Kenney, is also independent of the Company and management. See Board Independence on page 7.

Listed below are certain key experiences, qualifications, and skills of our director nominees that the Governance Committee believes are relevant and important in light of GATX’s business and structure.

GATX CORPORATION - 2020 Proxy Statement	19

ELECTION OF DIRECTORS

Shareholder Recommendation and Nomination of Directors

The Board also will consider any candidates who may be recommended by shareholders. The Board conducts such inquiry into each candidate’s background, qualifications, and independence as it believes is necessary or appropriate under the circumstances and regardless of whether the candidate was recommended by shareholders or by others. Any recommendations of director candidates by shareholders should be submitted to the Governance Committee, c/o the Corporate Secretary, GATX Corporation, 233 South Wacker Drive,

Chicago, Illinois 60606-7147. The recommendation must be received not more than 120 and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting and must include all information required by the proxy rules, applicable law, and our By-Laws. If a shareholder submits a director candidate in accordance with the requirements specified in our By-Laws, the Governance Committee will consider such director candidate using the same standards it applies to evaluate other director candidates.

Nominees for Election to the Board of Directors

Our Board is currently composed of ten directors, nine of whom are standing for re-election for a term of one year, to serve until the 2021 Annual Meeting of Shareholders or until their successors are elected and qualified. Robert J. Ritchie, who currently serves on the Board, will not be standing for re-election and will be retiring at the 2020 Annual Meeting. The Board is grateful to Mr. Ritchie for his nine years of dedicated and valuable service to the Company.

All director nominees have consented to serve on the Board, if elected. At the time of the Annual Meeting, if any director nominee is unable or declines to serve, the proxies may be voted for any other person who may be nominated by the Board to fill the vacancy, or the size of the Board may be reduced accordingly.

Please see below for information on the background of each of the nine director nominees, as well as each individual’s specific experience, qualifications, and skills that led the Board to conclude that such individual should serve on the Board in light of the Company’s business and leadership structure.

The Board of Directors recommends that you vote FOR each director nominee named below.

20	GATX CORPORATION - 2020 Proxy Statement

ELECTION OF DIRECTORS

Diane M. Aigotti

Years of Service:     3

Age:    55

Board Committees:     Audit, Governance

Ms. Aigotti has served as Executive Vice President, Managing Director and Chief Financial Officer of Ryan Specialty Group, LLC since 2010. Prior to joining Ryan Specialty Group, Ms. Aigotti served as Senior Vice President, Chief Risk Officer and Treasurer of Aon plc (f/k/a Aon Corp.) from 2000 to 2008. Earlier in her career, she served as the Vice President of Finance at The University of Chicago Hospitals and Health System from 1998 to 2000 and as Budget Director for the City of Chicago from 1995 to 1997. The Board has determined that Ms. Aigotti qualifies as an Audit Committee Financial Expert.

Specific Qualifications, Attributes, Skills and Experience

•	Extensive financial expertise, including in capital markets transactions, financial reporting, and internal controls

•	Deep understanding of the insurance industry gained through her experience as the Chief Financial Officer of a large global insurance organization

•

Substantial expertise in key areas such as financial planning and reporting, operations, risk management, treasury management, mergers and acquisitions, information technology, and tax and regulatory compliance enables her to provide valuable insights on issues critical to the Board’s oversight of our business, strategy, and operations

Anne L. Arvia

Years of Service:    10

Age:    56

Board Committees:     Audit (Chair)

Ms. Arvia has served as Executive Vice President, Banking and Financial Services, The Auto Club Group and President, CEO, The Auto Club Trust, since August 2018. Previously, Ms. Arvia served as Acting President, USAA Bank, from November 2016 to May 2017 and as USAA Bank’s Senior Vice President and Managing Director, from August 2015 to December 2017. Before joining USAA, Ms. Arvia was President, Nationwide Direct Distribution from August 2012 to July 2015, President of Nationwide Retirement Plans from November 2009 to August 2012, and Chief Executive Officer of Nationwide Bank, a unit of Nationwide Mutual Insurance Company, from 2006 to November 2009. Prior to joining Nationwide, she served as President and Chief Executive Officer of ShoreBank, a community development and environmental bank, from 2001 to August 2006. She joined ShoreBank in 1991 as Assistant Controller and was named Chief Financial Officer in 1998. The Board has determined that Ms. Arvia qualifies as an Audit Committee Financial Expert

Specific Qualifications, Attributes, Skills and Experience

•	Deep understanding of auditing, accounting standards, and financial reporting rules and regulations

•	Qualified as a Certified Public Accountant and an Audit Committee Financial Expert

•	Wealth of experience in investment, operations, risk management, and financial matters gained through her many years of senior management experience in the financial services sector

GATX CORPORATION - 2020 Proxy Statement	21

ELECTION OF DIRECTORS

Ernst A. Häberli

Years of Service:    12

Age:    71

Board Committees:     Compensation, Governance

Mr. Häberli retired as President, Commercial Operations International, The Gillette Company in 2004, having served in that position since 2001. Mr. Häberli formerly served as President, North American Tissue Operations and Technology, Executive Vice President and Chief Financial Officer, Senior Vice President, Strategy and on the Board of Directors of Fort James Corporation. Earlier in his career, Mr. Häberli served as President of Pet International and in various roles with the Phillip Morris Companies, Inc. and Boston Consulting Group.

Specific Qualifications, Attributes, Skills and Experience

•	Extensive operating, marketing, financial, and management experience gained through his many years in senior executive positions at leading multinational companies

•	Considerable experience with mergers and acquisitions, private equity, and capital markets matters

•	Broad exposure to global business markets and significant experience with international business development and business strategies

Brian A. Kenney

Years of Service:    15

Age:    60

Chairman of the Board, President and Chief Executive Officer

Mr. Kenney has served as our Chairman of the Board and Chief Executive Officer since 2005 and as President since 2004. Previously, he held positions at GATX as Senior Vice President, Finance and Chief Financial Officer from 2002 to 2004, Vice President, Finance and Chief Financial Officer from 1999 to 2002, and Vice President – Finance from 1998 to 1999. He first joined GATX in 1995 as Treasurer. Before coming to GATX, Mr. Kenney served as Managing Director, Corporate Finance and Banking for AMR Corporation and in various financial positions with United Airlines and Morton International, Inc. Mr. Kenney also served as a member of the board of directors of USG Corporation, a publicly held manufacturer and supplier of building supply products, from 2011 until its acquisition in April 2019.

Specific Qualifications, Attributes, Skills and Experience

•	Unique perspective and insight that comes from managing the Company’s business on a day-to-day basis

•	Substantial operating, risk management, and transportation industry experience

•	Extensive financial and capital markets expertise

•	Strategic leadership skills necessary to manage GATX’s leasing business through market cycles while meeting the challenges of a constantly changing environment across GATX’s portfolio of assets

•	Broad experience on corporate governance issues gained through his experience on public company boards of directors

22	GATX CORPORATION - 2020 Proxy Statement

ELECTION OF DIRECTORS

James B. Ream

Years of Service:    11

Age:     64

Lead Director

Mr. Ream served as Senior Vice President – Operations of American Airlines from 2012 to 2014 and as American’s Senior Vice President, Maintenance and Engineering from 2010 to 2012. Previously, Mr. Ream served as Chief Executive Officer of ExpressJet Holdings, Inc., an operator of regional jets in North America, from 2001 to 2010, and President of ExpressJet from 1999 to 2010. Prior to joining ExpressJet, Mr. Ream held various positions of increasing responsibility with Continental Airlines and American Airlines. Mr. Ream was a director of Express Jet Holdings, Inc. from 2002 to 2010.

Specific Qualifications, Attributes, Skills and Experience

•

Significant experience in management, strategy, finance, and operations gained through his various senior executive roles in the transportation industry, including as Chief Executive Officer of ExpressJet Holdings, Inc.

•	Substantial experience in financing, management, maintenance, customer relations, regulatory issues, and operations of large fleets of transportation assets

•	Extensive financial, accounting, and risk management expertise

•	Enhanced perspectives on corporate governance, risk management, and other issues applicable to public companies

Adam L. Stanley

Years of Service:    1

Age:     46

Board Committees:     Audit

Since March 2014, Mr. Stanley has served as Chief Information Officer and Chief Digital Officer of Cushman and Wakefield plc, one of the largest global commercial real estate services firms, where he oversees all technology, data and digital transformation strategies. Prior to this role, he was the Technology and Security Services Officer at Aviva Corporation from 2011 – 2012 and the Global Chief Technology Officer at Aon Corporation from 2008 – 2011. Mr. Stanley joined Aon from ABN AMRO LaSalle Bank, where he held various positions including Head of North America Technology Services and Solutions, and began his career in 1995 at Deloitte & Touche LLP. He also serves on the board of directors of 1871, the Chicago-based tech innovation and entrepreneurship incubator.

Specific Qualifications, Attributes, Skills and Experience

•	Deep experience in information technology systems, security, data and digital transformation

•	Extensive human capital management and process integration expertise

•	Significant financial and risk management skills and experience

•	Far-reaching exposure to global business markets and mergers and acquisitions

GATX CORPORATION - 2020 Proxy Statement	23

ELECTION OF DIRECTORS

David S. Sutherland

Years of Service:    12

Age:     70

Board Committees:     Compensation (Chair), Governance

Mr. Sutherland retired as President and Chief Executive Officer of IPSCO, Inc., a steel producer, in July 2007, having served in that position since January 2002. During his 30-year career with IPSCO, Mr. Sutherland held a number of strategically important roles for the company, including Executive Vice President and Chief Operating Officer from April 2001 to January 2002 and Vice President of Raw Materials and Coil Processing from 1997 to 2001. Mr. Sutherland also serves as non-executive chairman and a director of United States Steel Corporation and as a director of Imperial Oil Ltd.

Specific Qualifications, Attributes, Skills and Experience

•	Proven leadership and record of achievement as the former Chief Executive of a publicly held steel producer

•	Deep knowledge of the steel industry, which is a critical raw material for the production of railcars, and the manufacturing industry, which is a key sector for the Company’s business

•	Substantial senior management experience, which enables him to provide valuable insights on business operations and strategy, global markets, financial matters, and risk management

•	Broad experience on corporate governance issues gained through his experience on public company boards of directors, including his past service as our Lead Director

Stephen R. Wilson

Years of Service:    5

Age:     71

Board Committees:     Audit, Compensation

Mr. Wilson retired as Chairman, President and Chief Executive Officer of CF Industries Holdings, Inc., in 2014. Previously, he served as President and Chief Executive Officer of CF Industries from 2003 to 2005, and as Senior Vice President and Chief Financial Officer from 1991 to 2003. Mr. Wilson began his career with Inland Steel Industries, Inc. in 1974, and served in a variety of increasingly responsible positions in both strategic planning and finance. The Board has determined that Mr. Wilson qualifies as an Audit Committee Financial Expert. Mr. Wilson also serves on the board of directors of Ameren Corporation where he is chair of the Finance Committee and a member of the Human Resources Committee.

Specific Qualifications, Attributes, Skills and Experience

•

Demonstrated financial, operating, strategic, and business management expertise gained though his many years of experience in senior executive roles, including as the former Chief Executive Officer of CF Industries

•	Significant experience in strategic planning, regulatory environment, transformational corporate transactions, and business integration, including in numerous international markets

•	Extensive financial and accounting expertise from his experience serving as a Chief Executive Officer and Chief Financial Officer at a major publicly held corporation

•	Provides valuable rail industry customer perspective gained through his experience as the Chief Executive Officer of large fertilizer company that is a major shipper of goods by rail

24	GATX CORPORATION - 2020 Proxy Statement

ELECTION OF DIRECTORS

Paul G. Yovovich

Years of Service:    7

Age:     66

Board Committees:     Compensation, Governance (Chair)

Mr. Yovovich is President of Lake Capital, a private equity firm he co-founded in 1998. He has over 30 years of experience as a senior executive, principal and corporate director, including serving as President of Advance Ross Corporation from 1993 to 1996 and in various executive positions with Centel Corporation from 1982 to 1992.

Specific Qualifications, Attributes, Skills and Experience

•

Broad strategic, operating, financial, accounting, regulatory, and business management experience gained through his more than 30 years of experience as a senior executive, principal, and corporate director

•	Qualified as a Certified Public Accountant

•	Significant experience in technology and data security issues

•

Deep expertise in transactional, investment, and capital markets matters through his many years as a private equity executive investing in, and actively overseeing the management of, Lake Capital’s portfolio companies to foster growth and value creation

•	Substantial corporate governance expertise gained through his experience on serving on public company boards of directors and on the boards of Lake Capital’s portfolio companies

GATX CORPORATION - 2020 Proxy Statement	25

DIRECTOR COMPENSATION

The Compensation Committee with assistance from Pay Governance, reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Mr. Kenney receives no director compensation for his service on the Board. GATX’s independent director compensation program is designed to enable continued attraction and retention of highly qualified directors and to address the time, effort, expertise, and accountability required of active Board membership. The Company’s independent director compensation program for 2019 consisted of the following amounts shown in the table below:

Our 2019 Director Compensation Program

Retainer (Annualized Amounts)	January 1 - December 31 ($)

- Cash	90,000

- Phantom Stock	115,000

- Lead Director	25,000

- Audit Committee Chair	20,500

- Compensation Committee Chair	15,000

- Governance Committee Chair	10,000

Each director’s phantom stock account is credited with additional units representing dividends declared on GATX common stock based on the date such dividend is paid. At the expiration of each director’s service on the Board, settlement of phantom stock units is made in shares of common stock equal to the number of units of phantom stock then credited to his or her account. Any fractional units are paid in cash. Directors may elect to receive their payouts in a lump sum or up to ten annual installments in accordance with the terms, and subject to the limitations, set forth in the Directors’ Phantom Stock Plan.

We offer a Directors’ Voluntary Deferred Fee Plan in which non-employee directors may defer receipt of the cash portion of their retainer in the form of either cash or phantom stock units. If the deferral is in cash, the deferred amount accrues interest at a rate equal to the 20-year US government bond rate. If the deferral is in units of phantom stock, the units are credited to an account for each participating director along with dividends and are settled, following expiration of the director’s service on the Board, in accordance with his or her election/distribution form on file. Five directors participated in the Deferred Fee Plan in 2019.

The stock ownership goal for non-employee directors is 5.0 times the annual cash retainer. New directors have five years following election to the Board to achieve this ownership goal.

26	GATX CORPORATION - 2020 Proxy Statement

DIRECTOR COMPENSATION

2019 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)

(a)	(b)	(c)	(h)

Diane M. Aigotti	90,000	115,000	205,000

Anne L. Arvia	110,000	115,000	225,000

Ernst A. Häberli	90,000	115,000	205,000

James B. Ream	115,000	115,000	230,000

Robert J. Ritchie	90,000	115,000	205,000

Adam L. Stanley(4)	29,250	37,375	66,625

David S. Sutherland	105,000	115,000	220,000

Casey J. Sylla(5)	30,000	38,334	68,334

Stephen R. Wilson	90,000	115,000	205,000

Paul G. Yovovich	100,000	115,000	215,000

(1)

Under the Directors’ Voluntary Deferred Fee Plan, the following directors have deferred a portion of their cash retainer into phantom stock units during 2019: Ms. Aigotti ($45,000), Mr. Ream ($23,000), Mr. Ritchie ($90,000), Mr. Sutherland ($105,000), and Mr. Yovovich ($100,000).

(2)

Ms. Arvia and Ms. Aigotti and Messrs. Häberli, Ream, Ritchie, Sutherland, Wilson, and Yovovich received stock grants with grant date fair values of $28,750 on January 31, April 30, July 31 and October 31. Mr. Sylla retired as a Director on April 29, 2019. His stock grants were prorated to reflect his service prior to his retirement from the Board. Mr. Stanley became a Director on September 4, 2019. His stock grants were prorated to reflect his service through the end of the year. These awards were fully vested upon grant and the amounts shown represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2019, in accordance with Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation. Assumptions used to calculate these amounts are included in the Notes to the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(3)

The aggregate number of GATX phantom stock units held on December 31, 2019 was: Ms. Aigotti (6,553), Ms. Arvia (23,494), Mr. Häberli (28,446), Mr. Ream (29,543), Mr. Ritchie (29,022), Mr. Stanley (228), Mr. Sutherland (56,796), Mr. Wilson (8,894), and Mr. Yovovich (24,679).

(4)	Mr. Stanley was appointed to the Board effective September 4, 2019.
(5)	Mr. Sylla retired from the Board effective April 29, 2019.

GATX CORPORATION - 2020 Proxy Statement	27

PROPOSAL 2:	ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are seeking your approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in the Compensation Discussion and Analysis beginning on page 30. We believe that we have designed compensation programs that pay for performance and align compensation with the long-term interests of our shareholders. In deciding how you vote on this proposal, we encourage you to read the Compensation Discussion and Analysis for a full description of our executive compensation philosophy and programs, the decisions our Compensation Committee has made under those programs, and the factors it considers in making those decisions.

During 2019, we delivered strong financial results and continued to successfully execute our strategy. Despite ongoing challenges in the North American rail market, we achieved high fleet utilization and renewal success rates on railcar leases, and lower net maintenance expense. This strong commercial and operational performance by our Rail North America segment was achieved even though new railcar lease rates remained below rates on expiring leases signed during the previously strong market cycle.

In addition, our aircraft spare engine leasing joint ventures with Rolls-Royce produced another year of strong financial results. Our international railcar leasing business also outperformed our expectations and achieved record high fleet utilization, while ASC operated efficiently despite carrying lower volumes of commodities on the Great Lakes.1

Key accomplishments in 2019 included:

•	net income of $211.2 million ($200.3 million excluding tax adjustments and other items)[2]

•	diluted earnings per share of $5.81 ($5.51 excluding
tax adjustments and other items)[2]

•	return on equity of 11.7% (13.5% excluding tax adjustments and other items)[2]

•	achieved high fleet utilization (excluding boxcars) of over 99%

•	placed the majority of our 2020 new railcar deliveries with customers well in advance of their delivery dates

•	increased repair revenues at Rail North America

•	optimized our fleet by selling railcars into a robust secondary market, generating $58.9 million in remarketing income in North America

•	diversified and grew our international rail fleet

•	invested over $700 million globally in our rail business in North America, Europe and India

•	investment volume of over $900 million at our Rolls-Royce joint ventures

•	increased our dividend for the 9th consecutive year to $1.84 per share, completing our 101st year of uninterrupted dividends

•	returned over $219 million to shareholders through share repurchases and dividends

We value the feedback provided by our shareholders, who approved our executive compensation program at the 2019 Annual Meeting of Shareholders by a favorable vote of approximately 98%. We have discussions with many of our shareholders on an ongoing basis regarding various topics, including executive compensation, and we take into account the views of shareholders regarding the design and effectiveness of our executive compensation program.

[1]	On February 7, 2020, we entered into an agreement to sell ASC. The sale is subject to customary closing conditions.
[2]

Our 2019 financial results calculated in accordance with GAAP include $10.9 million of tax adjustments and other items. For a reconciliation of net income, diluted earnings per share, and return on equity, excluding tax adjustments and other items, to net income, diluted earnings per share, and return on equity calculated in accordance with GAAP, please see Exhibit B to this Proxy Statement.

28	GATX CORPORATION - 2020 Proxy Statement

PROPOSAL 2: ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Shareholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of GATX Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation

Discussion and Analysis, and the Executive Compensation Tables, together with the narrative discussion related thereto.”

The Board of Directors recommends that you vote FOR adoption of the advisory resolution to approve the compensation of our named executive officers as disclosed in this Proxy Statement.

GATX CORPORATION - 2020 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses material information relating to our executive compensation program and plans for our named executive officers (“NEOs”):

Brian A. Kenney

Chairman, President and Chief Executive Officer

Thomas A. Ellman(1)

Executive Vice President and Chief Financial Officer

Robert C. Lyons(2)

Executive Vice President and President, Rail North America

Deborah A. Golden

Executive Vice President, General Counsel and Corporate Secretary

Paul F. Titterton(3)

Senior Vice President and Chief Operating Officer, Rail North America

(1)	Mr. Ellman has served as Executive Vice President and Chief Financial Officer since August 9, 2018. Previously, he served as Executive Vice President and President, Rail North America.
(2)	Mr. Lyons has served as Executive Vice President and President, Rail North America since August 9, 2018. Previously, he served as Executive Vice President and Chief Financial Officer.
(3)

Mr. Titterton has served as Senior Vice President and Chief Operating Officer, Rail North America since August 9, 2018. Previously, he served as Senior Vice President and Chief Commercial Officer, Rail North America.

TABLE OF CONTENTS:

This Compensation Discussion and Analysis makes reference to financial data derived from our financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) and certain other financial data prepared using non-GAAP components. For a reconciliation of these non-GAAP components to the most comparable GAAP components, see Exhibit B to this Proxy Statement.

30	GATX CORPORATION - 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Business and Strategy

GATX is in the business of owning and leasing long-lived transportation assets. We are the leading global railcar lessor, leasing railcars in North America, Europe, and Asia. Most of our railcar leases are full-service leases under which we provide maintenance, engineering, administrative, and a variety of other value-added services.

In addition, we invest with Rolls-Royce plc, a leading manufacturer of commercial aircraft jet engines, in a group of joint ventures that lease aircraft spare engines. Our wholly-owned subsidiary ASC operates the largest fleet of US-flagged vessels on the Great Lakes.1

Railcar leasing is our core business, accounting for approximately 86% of our 2019 revenue. The North American rail market continues to be challenging with decreased railcar loadings and increased rail velocity. In addition, our rail customers operate in cyclical markets, such as the petroleum, chemical, fertilizer, food/agricultural, transportation, and construction industries. This cyclical demand, combined with changing macroeconomic conditions and swings in railcar supply, results in significant volatility in utilization and lease rates for railcars over time.

At the same time, our railcars have very long useful lives of 20-45 years. Thus, we proactively manage our business with a long-term view, which includes buying, leasing, maintaining, and selling railcars into constantly changing business conditions over decades.

We believe that the key to generating long-term shareholder value involves optimizing asset growth and asset return by emphasizing each at the appropriate point in the railcar business cycle. For example, in stronger railcar markets, we focus on increasing lease rates and lengthening lease terms to lock-in attractive lease revenue as long as possible. At the same time, we de-emphasize new railcar investment due to the high railcar prices usually present in such a market. Conversely, in weaker markets, when railcar prices tend to be lower, we seek to increase railcar investment on favorable terms. We also aggressively reduce lease rates to maintain asset utilization and shorten lease terms to position us to capture value when lease rates improve. The following chart illustrates our approach to managing leases through these cycles over the past decade.

The cyclicality of our industry is also illustrated by the backlog of orders at the railcar manufacturers. Rising backlogs tend to represent a strengthening market while falling backlogs tend to represent a weakening market. While we invest in railcars at all points in the business cycle, we strive to achieve lower railcar cost by trying to place large new railcar orders and acquire existing fleets in weaker markets when asset prices tend to be lower. The following chart illustrates this cyclicality and our efforts to focus on the lower points in the business cycle for large railcar investments.

[1]	On February 7, 2020, we entered into an agreement to sell ASC. The sale is subject to customary closing conditions.
[2]

The Lease Price Index is an internally generated business indicator measuring the percentage change between the average renewal lease rate and the average expiring lease rate weighted by fleet composition. Excludes boxcar fleet.

GATX CORPORATION - 2020 Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Principles

Our Compensation Committee is responsible for the oversight of our executive compensation program, including approval of our Chief Executive Officer’s compensation and establishing the performance goals used to determine the compensation of our executive officers. Our executive compensation program is based on the following principles:

•	a substantial majority of management’s compensation should be performance-based and closely linked to our financial performance to align the interests of management with those of our shareholders

•	performance goals should be robust and reward executives for the achievement of our annual and long-term business goals through changes in business cycles

•	compensation opportunities should be competitive to enable us to attract, motivate, and retain key executives who are critical to delivering long-term shareholder value

The Compensation Committee expects our executive team to create long-term shareholder value by growing capital employed while also earning an attractive return on that capital. The inherent cyclicality of the railcar leasing business is an important consideration in how we structure our executive compensation programs to appropriately incentivize management to achieve the financial goals that will positively impact the Company’s performance over the long-term.

Due to the cyclicality of our business, management must strategically shift the emphasis we place on each of these dual objectives (i.e., growth in capital employed and financial returns) to adapt to changes in market conditions. Our compensation programs reflect this cyclicality by appropriately rewarding management to emphasize current financial returns over growth in capital employed during stronger markets and, conversely, to emphasize growth in capital employed over current financial returns in weaker markets. As a result, the level of performance on which we measure our incentives reflect this cyclicality and may not reflect year-over-year increases. In this way, the Compensation Committee believes that our plans have been designed to reward executives for achieving those goals that will maximize long-term shareholder value.

32	GATX CORPORATION - 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Plan Design

The overarching goal of our compensation philosophy and incentive plan design is to incentivize management by aligning their interests with those of our shareholders. The Compensation Committee establishes performance metrics for our annual and long term plans through a multi-step process that considers the business plan and the macroeconomic environment impacting the railcar leasing industry each year. This rigorous approach to goal setting and creating alignment with shareholders is important to the Committee and accordingly each of our executive officers receives the vast majority of pay from equity — which is 100% performance-based. In 2019, approximately 83% of total direct compensation for our Chief Executive Officer, and approximately 68% for our other NEOs, was performance-based and not guaranteed. The light and dark blue colors in the charts below denote performance-based compensation. The following graphs provide a snapshot of the elements of pay for our NEOs and explain why each element is provided:

Note: The percentages in the charts above reflect the base salary and incentive targets in effect for the NEOs for 2019, and thus are not intended to match amounts shown in the Summary Compensation Table or the Grant of Plan-Based Awards Table.

Incentive Type	Compensation Element	How Determined/ Performance Considerations	Key Features & Purpose	Form of Payment

FIXED	Base Salary	Typically consider market pay levels, specific responsibilities and experience of each NEO, and his or her individual performance	• Attract and retain key talent • Provide a degree of financial certainty	Cash
PERFORMANCE- BASED INCENTIVES	Annual Incentive Awards	Achievement of Company net income goal. We set annual incentive opportunities to be competitive with market	• Drive achievement of key business results on an annual basis	Cash
Long-Term Equity Based Incentive Awards

Achievement of Company return on equity and investment volume goals. We set target long-term incentive opportunities to be competitive with market. The value of regular, annual long-term incentive awards to each NEO is divided equally between stock options and performance shares

•   Directly tie interests of our NEOs to those of our shareholders

•   Reward achievement of long-term objectives, typically over a three-year performance period

•   Reward creation of long-term shareholder value

Non-qualified stock options or performance shares (cash election available for those who have exceeded 150% of their share ownership requirements or are near retirement)

GATX CORPORATION - 2020 Proxy Statement	33

COMPENSATION DISCUSSION AND ANALYSIS

2019 Key Management Objectives

As we entered 2019, we expected that adverse North American rail market conditions would continue. The impact of lower lease rates on renewals of railcar leases and re-leasing of railcars relative to the rates on expiring leases, coupled with projected increases in net maintenance expense, would pressure financial performance. There was also operational uncertainty because railcar loadings were trending downward and railroad velocity was increasing. We also expected that railcar oversupply would persist in 2019. In addition, the macroeconomic environment was beset with uncertainties and challenges regarding tariffs and trade wars. In light of these market conditions, we established the following performance objectives, among others:

•	Focus on maintaining high utilization and renewal success rates in order to keep railcars with existing customers
•	Successfully place future years’ new railcar deliveries from our committed railcar supply agreement on lease well before their delivery dates

•	Continue to drive efficiencies in our maintenance programs and increase repair revenues

•	Compete by aggressively differentiating our full service offering

•	Further optimize our railcar fleet by selling railcars into the secondary market

•	Diversify and grow our international railcar fleet

•	Pursue “cyclically aware” investment opportunities

•	Continue excellent operating results at our RRPF aircraft spare engine leasing business

2019 Key Accomplishments

Despite market challenges and uncertainties, we accomplished our key objectives in the North American railcar leasing market by achieving high fleet utilization, strong lease renewal success rates, placing new car deliveries with customers, and optimizing our fleet by selling railcars in the secondary market. GATX’s maintenance network efficiently managed an influx of railcar repairs, and net maintenance expense was lower than anticipated due to increased repair revenues and efficient performance. As a result of our accomplishments, 2019 financial results were better than originally anticipated.

Key performance highlights include the following:

Strong Earnings

•   Net income of $211.2 million ($200.3 million excluding tax adjustments and other items)[1]

•   Diluted earnings per share of $5.81 ($5.51 excluding tax adjustments and other items)[1]

•   Return on equity of 11.7% (13.5% excluding tax adjustments and other items)[1]

Excellent Operating Performance

•   Achieved high fleet utilization (excluding boxcars) of over 99%

•   Placed the majority of our 2020 new railcar deliveries with customers well in advance of their delivery dates

•   Increased repair revenues

•   Optimized our fleet by selling railcars into a robust secondary market, generating $58.9 million in remarketing income in North America

•   Invested over $700 million globally in our rail business in North America, Europe and India

• Excellent operating results at our RRPF joint ventures due to more aircraft spare engines on lease and strong residual realization, with another record investment volume of over $900 million

•   Diversified our international railcar fleet and realized record high utilization

Returned Cash to Shareholders

•   Increased our dividend for the 9th consecutive year to $1.84 per share, completing our 101st year of uninterrupted dividends

•   Returned over $219 million to shareholders through share repurchases and dividends

[1]

Our 2019 financial results calculated in accordance with GAAP include $10.9 million of tax adjustments and other items. For a reconciliation of net income, diluted earnings per share, and return on equity, excluding tax adjustments and other items, to net income, diluted earnings per share, and return on equity calculated in accordance with GAAP, please see Exhibit B to this Proxy Statement.

34	GATX CORPORATION - 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Performance Measures, Goal Setting, and Pay-for-Performance Alignment

Our unique position as an independent, publicly traded railcar lessor means that there are no directly comparable peers against which we can assess pay and performance. Over the last few years, our Compensation Committee has considered multiple approaches for identifying a relevant peer group but has found all of them to lack appropriate comparability. For example, the companies in our General Industry Classification Standard (GICS) code have significantly different business models, customer bases, and asset composition, and they lack GATX’s focus on very long-lived assets. Our competitors in the railcar leasing industry are typically very small parts of much larger diversified companies, which may or may not be publicly traded, making comparisons extremely difficult. However, we compete for executive talent against these much larger organizations. Lacking a clear group of peers for comparison, our Compensation Committee has chosen to use multiple data points to assess our executive compensation, including:

•	market data for companies with annual revenues between $1-3 billion

•	results from our annual internal talent assessment, which includes survey data on pay for particular executive positions

•	individual performance

In addition to the unavailability of relevant peer pay data, lack of a peer group makes it difficult to compare GATX’s total shareholder return (“TSR”) to the TSR of other companies in our industry because there are no other independent, publicly traded railcar leasing companies that we believe would provide a useful basis for comparison. This is the primary reason why our

Compensation Committee does not use relative TSR as a performance measure in our annual and long-term incentive plans. Instead, the Compensation Committee has chosen to use performance measures that reflect our financial performance and the cyclical nature of our business.

In setting the performance measures for our annual and long-term plans, our Compensation Committee reviews with management the Company’s budgets and business plans in a multi-meeting process each year. The Committee sets goals intended to align executive compensation with the appropriate achievement of our dual goals of growth and return at various points in the business cycle. Reflecting this focus, our Compensation Committee uses net income as the performance measure in our annual incentive plan and return on equity and investment volume as the performance measures in our long-term incentive plans. The Committee recognizes that our growth/investment and returns will differ at various points in the cycle, and sets the performance goals for each of these measures with the intent of focusing management on achieving results that will have the biggest impact on our financial performance and long-term shareholder value in light of where we are in the business cycle. As a result of this balanced approach to goal setting, our long term incentive plans provide a maximum payout after an exceptional three-year performance period.

The following graphs show our compensation plan goals for our NEOs in 2019, and our actual achievement against such goals, for each of net income, return on equity, and investment volume.

Annual Incentive Plan Measure

Net Income1

[1]

Our 2019 financial results calculated in accordance with GAAP include $10.9 million of tax adjustments and other items. For annual incentive award purposes, net income excludes tax adjustments and other items. For a reconciliation of net income, excluding tax adjustments and other items, to net income, calculated in accordance with GAAP, please see Exhibit B to this Proxy Statement.

GATX CORPORATION - 2020 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS

When the Compensation Committee set the target for our annual incentive plan at the beginning of 2019, we were continuing to experience adverse market conditions as new railcar lease rates remained below expiring rates and a persistent oversupply of certain railcar types continued. The railcar leasing market was also experiencing uncertain shipper demand due to the impacts of Precision Scheduled Railroading, possible tariffs and trade wars. As a result, we anticipated pressure on 2019 revenues. Our Compensation Committee desired to set a net income target for our NEOs that would be appropriately rigorous and challenging. The Committee set the 2019 net income target at $181.7 million, which was the Company’s budgeted net income. Based on the 2019 plan design, our net income achievement of 110.3% of target resulted in a payout to our NEOs at 115.5% of their target awards. 2019 and 2018 actual net income performance shown in the chart above reflects certain adjustments during the year. See Annual Incentive Awards on page 41 for more details about our annual incentive plan and how this payout was determined.

Performance Share Plan Measures

Return on Equity[1]	Investment Volume

The return on equity and investment volume measures are weighted equally in calculating our Performance Share Plan results. Our Compensation Committee believes that these two measures strike an appropriate balance between achieving a meaningful return for our shareholders while holding to a disciplined investment strategy through business cycles. Under the terms of our 2017-2019 performance share program, our actual average return on equity exceeded the target, while cumulative investment volumes fell short of target. Based on these results, our executives earned 139.2% of their target performance shares. However, the actual value of the payouts depends upon the market price of our common stock on the determination date, which may be higher or lower than the grant price. See 2019-2021 Performance Share Measures and Goal Setting on page 42 for a description of our performance share program.

[1]

We report return on equity, calculated in accordance with GAAP, in our financial statements. We also use return on equity as a performance measure for our long-term equity incentive awards, including our performance shares. For purposes of calculating performance share plan results, return on equity excludes (i) the impact of the Tax Cuts and Jobs Act of 2017 and (ii) accumulated other comprehensive income for each year. Please see Exhibit B of this Proxy Statement for a reconciliation of return on equity calculated for performance share purposes to return on equity calculated in accordance with GAAP.

36	GATX CORPORATION - 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

CEO Pay-For-Performance Alignment

We continue to maintain a strong pay and performance linkage through all points in the business cycle, as illustrated in the following charts, which show our Chief Executive Officer’s compensation measured against our financial performance for the years 2008-2019. As we continue to manage through challenging and cyclical market conditions in the railcar leasing industry, our Compensation Committee expects management to emphasize disciplined growth and investment over short-term financial returns.

[1]

Amounts in the charts are based on net income, excluding tax adjustments and other items. For a reconciliation of net income, diluted earnings per share, and return on equity, excluding tax adjustments and other items, to net income, diluted earnings per share, and return on equity calculated in accordance with GAAP for 2017, 2018, and 2019, please see Exhibit B to this Proxy Statement.

GATX CORPORATION - 2020 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS

Shareholder Return and CEO Compensation

The chart below compares the changes in shareholder return and our Chief Executive Officer’s compensation over the past twelve years, which have been representative of the cyclical nature of the railcar leasing market. During this time frame, our Chief Executive Officer’s compensation remained relatively flat, with year-to-year volatility in line with our annual financial performance as highlighted above. Since 2008, total direct compensation for our Chief Executive Officer has increased by 37.6%, a compound annual growth rate of approximately 2.9%, while TSR increased 271.9%, a compound annual growth rate of approximately 12.7%.

    *     CEO Compensation Index based on amounts reported in the Summary Compensation Table less changes in pension value.

2019 Say-on-Pay Vote

At our 2019 Annual Meeting of Shareholders, approximately 98% of shareholder votes were cast in favor of an advisory resolution approving the compensation of our NEOs as disclosed in our 2019 Proxy Statement (the “say-on-pay” resolution). The Compensation Committee believes that the overwhelming shareholder vote in favor of the say-on-pay resolution was an affirmation of shareholders’ support of our approach to executive compensation and, therefore, did not make any changes to its executive compensation plans or programs as a result of the vote.

38	GATX CORPORATION - 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

GATX’s Executive Compensation Practices

We regularly review and refine our executive compensation program to ensure that it continues to reflect practices and policies that are aligned with our pay-for-performance philosophy. We believe that our practices and policies set forth below are in line with current best practices for aligning executive and shareholder interests and sound corporate governance practices.

What We Do	What We Don’t Do

✓   Pay for Performance—Approximately 83% of our CEO’s (and 68% of other NEO’s) total direct compensation is performance-based

✓   Robust Stock Ownership Guidelines—We have stock ownership guidelines for executive officers of 5.0x base salary for CEO and 2.5x base salary for other executive officers

✓   Stock Retention Requirements—We require our executive officers to retain 50% of the after-tax profits realized from their GATX equity awards until stock ownership guidelines are met

✓   Annual “Say-on-Pay” Vote—We seek an annual non-binding advisory vote from our shareholders to approve compensation paid to our NEOs as disclosed in our Proxy Statement

✓   Clawback Policy—Our policy provides for the recovery of equity awards and incentive compensation paid to executive officers in the event of a material restatement of our financial results

✓   Independent Compensation Consultant—The Compensation Committee retains an independent compensation consultant and reassesses independence annually

✓   Annual Review of Compensation—The Compensation Committee, with input from its independent compensation consultant, conducts an annual review of all of our compensation programs in light of current best practices

✓   Annual Compensation Risk Assessment—Each year we perform an assessment of any risks that could result from our compensation plans and programs

Ò  Employment Agreements—We do not provide our executive officers with employment agreements, other than agreements that provide severance in connection with a change in control

Ò Hedging/Pledging of Company Stock—We prohibit our officers, directors, and employees from hedging, margining, pledging, short-selling, or publicly trading options in our stock

Ò  Tax Gross-Ups—We do not provide tax gross-ups, other than in agreements entered into prior to 2009 and will eliminate the tax gross-ups from those agreements if they are amended in the future

Ò Dividends on Unvested Equity Awards—We do not pay dividends on unvested equity awards, including options, restricted stock, and performance shares

Ò  Perquisites—We do not provide excessive perquisites to our NEOs

Ò  Repricing or Exchange of Underwater Options—We prohibit share repricing without shareholder approval

Ò  Single-Trigger Change of Control Vesting/Benefits—We do not allow for single-trigger vesting or payment of benefits upon a change of control. Rather, we require double-trigger, or both a change of control and termination of executive’s employment, before vesting is accelerated

GATX CORPORATION - 2020 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

Detailed Compensation Discussion and Analysis

In 2019, our executive compensation program consisted of three elements: Base salary, annual incentive, and long-term equity compensation. We also provide various retirement and benefit programs, which are generally available to all employees. Further details on each element of compensation are discussed below.

Base Salary

Base salary constitutes approximately 17% of total targeted compensation for our Chief Executive Officer (approximately 32% for our other NEOs), which is consistent with our philosophy that a majority of executive compensation should be performance-based.

In establishing salary levels, we typically consider market pay levels, the specific responsibilities and experience of each NEO, and his or her individual performance. Base salaries may be adjusted during the Compensation Committee’s annual review for:

•	Annual salary increases

•	Changes in role, such as promotions or added responsibilities

•	Market adjustments

In 2019, the Company’s annual salary increases reflected an average increase of 3%. Mr. Kenney’s 2019 base salary remained unchanged from 2018 at his request. Ms. Golden received an additional 5% increase recognizing performance, consistent with market pay levels. Mr. Titterton’s base salary increase of 14% was prorated from the date of his promotion to Senior Vice President and Chief Operating Officer, Rail North America.

In 2020, Messrs. Kenney, Ellman, Lyons, and Titterton and Ms. Golden received the Company’s standard general increase of 2.5% to their base salaries.

Annual Incentive Awards

Process for Setting Annual Incentive Targets

Target incentive opportunities for NEOs are expressed as a percentage of base salary and are intended to be competitive with the market. Please see The Determination of Market Competitive Pay on page 45 for a description of how we determine competitive pay levels. In 2019, Mr. Kenney’s target incentive opportunity was 100% of his base salary. The target annual incentive opportunities for our other NEOs are 70% of base salary for Messrs. Ellman and Lyons, 60% of base salary for Ms. Golden, and 55% of base salary for Mr. Titterton. For 2020, target percentage incentive opportunities for our NEOs remained unchanged from 2019 levels.

Annual Incentive Plan Design

Our NEOs earn their annual incentive awards under our Cash Incentive Compensation Plan (the “CICP”) based on achievement of pre-established financial performance goals. The CICP is designed to arrive at a maximum possible incentive award, which then may be reduced by the Compensation Committee based on such other metrics as it may determine appropriate. This design was originally intended to meet requirements for tax deductibility then in effect, while providing the Compensation Committee the flexibility to adjust performance metrics as necessary to meet our strategic business needs.

Under the CICP, a maximum bonus of 0.75% of “Total Gross Income Less Total Ownership Costs” (as such term is defined in the CICP) is earned. However, as previously mentioned, the Compensation Committee does not expect to pay the full amount. Rather, it has historically measured performance against targeted net income and determined bonuses based on achievement against a net income goal established from a financial plan which is reviewed by the full Board. The Compensation Committee has chosen net income as the goal because it provides executives with a strong incentive to increase our profitability.

The performance metrics and payout levels are established at the beginning of each year by the Compensation Committee with input from the independent consultant and management. The level of financial performance required for the maximum payout is established based on the Compensation Committee’s assessment of the level of performance that shareholders would likely consider superior in view of general economic conditions and the economic outlook for GATX and its industry in particular. This process is essentially reversed to establish the threshold or minimum performance level, defined as the level of financial performance below which no incentive is payable.

40	GATX CORPORATION - 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2019 Annual Incentive Plan Design. As described earlier at page 34, at the time of budgeting and forecasting, expectations were that 2019 would be a year of market challenges and uncertainties. During its review of the budget and business forecasts over multiple meetings, the Compensation Committee sought to set a net income target for our NEOs that would be appropriately rigorous and challenging. The Committee set the 2019 net income target at $181.7 million, which was the budgeted net income for the year.

The goals and payout levels under the 2019 annual incentive plan design are shown in the following table:

2019 Annual Incentive Plan Design For Executive Officers

	Net Income (Millions)	Achievement (Actual/Budget Net Income)	Payout
Threshold	$145.4	80%	70%
Target (Goal)	$181.7	100%	100%
Maximum	$254.4	140%	170%

2019 Annual Incentive Plan Payouts. Net income, excluding tax adjustments and other items, for 2019, was $200.3 million1, which was 110.3% of the target level of performance. Based on the targets illustrated above, this level of performance resulted in incentive payouts to our NEOs of 115.5% of their target award levels.

Long-Term Equity Based Incentive Awards

Process for Granting Awards

We set target long-term incentive opportunities for our NEOs to be competitive with the market. The value of the regular, annual long-term incentive awards to each NEO is divided equally between non-qualified stock options (“NQSOs”) and performance shares. We chose this combination of grant types because it focuses executive attention on total shareholder return and on specific financial goals, both of which are essential to our long-term success. The grant date for regular long-term incentive awards is the date of the Compensation Committee’s first meeting of each calendar year. We grant NQSOs to NEOs at the same time we grant them to other employees. NQSOs vest ratably over a three-year period and expire seven years after the grant date. We have no program, plan, or practice to time NQSO grants to NEOs or any other employees in coordination with the release of material non-public information. We generally make off-cycle grants (if any) to newly hired employees on the last trading date of the month following the hire date and Compensation Committee approval of the award.

During 2018, as part of our longer-term management succession efforts, Mr. Lyons and Mr. Ellman switched positions and Mr. Titterton was promoted. In order to continue to drive performance and enhance our growth efforts, and to recognize, motivate, and reward these executives in their new roles, each received an off-cycle grant of restricted stock units (“RSUs”) which vest 25% on the first anniversary of the grant and 75% on the third anniversary of the grant, subject to continued employment with GATX.

Award Types and How Each Fits Into Our Program

Non-Qualified Stock Options. NQSOs are granted to align the interests of our NEOs and other employees with our shareholders. NQSOs are granted at a price equal to fair market value of our common stock (the average of the high and low trading prices on the date of grant) as approved by the Compensation Committee. Because TSR is comprised of stock price appreciation and dividends, dividend equivalents are attached to NQSOs. We believe that rewarding both components of shareholder return better aligns management and shareholder interests. Dividend equivalents accrue until vesting and are paid in cash thereafter until the NQSO is exercised or expires. Because the value of dividend equivalents is fully factored into the determination of grant size, the number of NQSOs granted is correspondingly smaller than it would be if dividend equivalents were not attached because the value of each NQSO is higher.

[1]

Our 2019 financial results calculated in accordance with GAAP include $10.9 million of tax adjustments and other items. For annual incentive award purposes, net income excludes tax adjustments and other items. For a reconciliation of net income, excluding tax adjustments and other items, to net income, calculated in accordance with GAAP, please see Exhibit B to this Proxy Statement.

GATX CORPORATION - 2020 Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS

Performance Shares. Performance shares are designed to focus attention on, and to reward the achievement of, our long-term financial and strategic objectives. The Compensation Committee establishes the goals for which the performance shares may be earned at the beginning of a three-year performance period rather than annually. At the end of the performance period, a percentage ranging from 0% to 200% of the number of performance shares initially awarded will be earned based on the extent to which the three-year goals are achieved. Each earned performance share equals one share of our common stock at the end of the performance period, with payment of earned performance shares made in the form of GATX common stock.

•	Performance Metrics Design. Performance shares are earned based on achievement of a specified level of “Total Gross Income Less Total Ownership Costs” (as defined in the GATX Amended and Restated 2012 Incentive Award Plan) at the end of the performance period. If the goal is not met, the entire performance share award is cancelled. If the goal is met, the Compensation Committee may reduce, but not increase, the number of performance shares otherwise payable based on the achievement of other long-term performance objectives established at the beginning of the performance period. This design is similar to our annual incentive plan as it was originally intended to meet tax deductibility requirements then in effect while also providing the Compensation Committee the flexibility to adjust performance metrics as necessary to meet our strategic business needs.

•	Dividends Paid Only on Performance Shares Earned. Accumulated dividend equivalents are paid on performance shares, only if earned, at the end of the performance period.

•	Cash Election Feature. Participants have the opportunity to elect to receive their performance share payout in the form of cash, if the participant meets one of two conditions: (1) the participant has exceeded 150% of his or her stock ownership goal or (2) the participant is within five years of normal retirement age (65) under the Company’s pension plan. This election must be made no later than the determination date for the performance period. The cash value is determined based on the number of performance shares earned multiplied by the fair market value of GATX stock on the day the award is earned. This optional cash election feature was implemented to address the accumulation of high concentrations of GATX stock beyond the required stock ownership requirements and limited opportunities to diversify due to restrictions related to the trading of GATX stock, such as insider trading blackouts. As such, the Compensation Committee believes that there should be an appropriate balance between our compensation programs and philosophy and the participants’ needs for moderate and transparent diversification as they approach retirement.

Restricted Stock Units. Restricted stock units vest based solely on continued employment and are designed to recognize and incentivize executives, by providing equity value if the executive remains employed through the vesting date. RSUs have not historically been a part of our equity compensation program, however, in 2018 the Compensation Committee granted RSUs to Messrs. Ellman, Lyons and Titterton in order to recognize, motivate, and reward these executives as they moved into new leadership roles as part of the Board’s longer-term senior management succession planning efforts. These RSU grants also served as consideration for the non-compete, non-solicitation and confidential information covenants GATX obtained from Messrs. Ellman, Lyons and Titterton in connection with the changes in their respective roles.

2019-2021 Performance Share Measures and Goal Setting

Background

Our target setting process, conducted at the beginning of each three-year performance period, combines goals related to growth and return to reflect the cyclical nature of our business. Our targets are designed to incentivize behavior which enhances long-term shareholder value at all points in the business cycle.

Design

In addition to the Total Gross Income Less Total Ownership Costs threshold goal specified in the GATX Amended and Restated 2012 Incentive Award Plan, the number of performance shares that will be earned in

2021 will also be subject to two equally weighted measures:

•	Three-year average return on equity (return measure)

•	Three-year cumulative investment volume (growth measure)

42	GATX CORPORATION - 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee set targets of 10.0% for return on equity, which was higher than the 8.4% budgeted return on equity for the 2019-2021 performance period, and $2.43 billion for cumulative investment volume, which is equal to the Company’s budgeted cumulative investment volume for the three-year performance period.

Rationale

As stated above, we establish our growth and return objectives depending on where we are in the business cycle. When the market is stronger and asset prices are high, we emphasize earning a higher return over making investments to grow capital employed. When the market is weaker and asset prices are reduced, we emphasize making prudent investments at attractive prices over attempting to earn an unsustainably high short-term return. We believe that a single-minded focus on achieving growth over return, or vice versa, at the wrong points in the cycle is likely to impair shareholder value over the longer term.

The return on equity and cumulative investment targets for the 2019-2021 performance period were set in the first quarter of 2019 amidst signs of continued pressure on results and uncertainty in the North American rail market. Consistent with our objective of striking an appropriate balance between our growth and return objectives and in spite of uncertain market conditions, the Compensation Committee set a higher target for average return on equity for the 2019-2021 performance period (10%) than for the prior three-year performance period. The Compensation Committee believes that achievement of a 10% return on equity, which is 18% higher than budgeted return on equity over the 2019-2021 performance period, would represent superior financial achievement by GATX in challenging market conditions. The Compensation Committee set the cumulative investment volume target for the 2019-2021 performance period at $2.43 billion. The Committee believes this aggressive cumulative investment volume target is consistent with our goal to pursue a disciplined investment strategy by investing more in weaker markets at attractive prices and less in stronger markets when asset prices are at or near their peak.

Formula for Determining Award Numbers

In granting performance shares for the 2019-2021 performance period, we determined the number of shares awarded by dividing the value of the performance share award by the average of the closing prices of our common stock on the four Fridays immediately preceding the Compensation Committee meeting at which the grant was awarded. To determine the number of NQSOs awarded, we used the same average closing price multiplied by 31%, which represents the value of the NQSO award based on the Black-Scholes valuation methodology.

GATX CORPORATION - 2020 Proxy Statement	43

COMPENSATION DISCUSSION AND ANALYSIS

2019 Long-Term Incentive Payouts

The performance shares granted in 2017 vested at the end of 2019. Each target award was based 50% on a three-year average return on equity goal and 50% on a three-year cumulative investment volume goal. The goals and payout levels under the 2017-2019 Performance Share Plan are indicated in the following table:

Performance Share Plan Design

Return on Equity[1]

	Average Three-Year Return on Equity	Payout
Threshold	7.0%	25%
Target (Goal)	10.5%	100%
Maximum	13.0%	200%

Investment Volume

	Three-Year Cumulative Investment Volume (billions)	Payout
Threshold	$1.60	25%
Target (Goal)	$2.50	100%
Maximum	$3.30	200%

As shown in the charts on page 36, the three-year average return on equity for the period was 12.6% versus a goal of 10.5%, and the cumulative investment volume for the period was $2.29 billion, which was lower than the goal of $2.50 billion. Based on these results, performance share payouts were 139.2% of target. Performance share award values at the determination date were 175% of target award values based on average fair market value of

GATX stock price on February 18, 2020. Messrs. Kenney, Ellman, and Lyons and Ms. Golden elected to receive their performance share payouts in the form of cash. Mr. Titterton received his performance share payout in the form of shares. For details regarding the 2017-2019 performance share payments to the NEOs, please see the Option Exercises and Stock Vested Table on page 52.

Employee Benefits – Severance – Double Trigger Vesting

Employee Benefit Plans

We sponsor a standard array of retirement, health, and welfare benefits. Our retirement programs include 401(k) and defined benefit pension programs, as well as a supplemental plan intended solely to restore pension benefits limited by law to the level specified by formula in the qualified pension plan applicable to all salaried employees. The pension and 401(k) programs are intended to supplement employees’ personal retirement savings and social security benefits. Health and welfare benefits include medical, dental, vision, life, and disability insurance. These programs provide protection against catastrophic loss and encourage health maintenance. NEOs participate in the same programs, and on the same basis, as other salaried employees. No retirement, savings, medical, disability, or other insurance program or arrangement exists which provides benefits to our NEOs in excess of those provided to other salaried employees generally. No excessive perquisites were paid to our NEOs in 2019.

[1]

We report return on equity, calculated in accordance with GAAP, in our financial statements. We also use return on equity as a performance measure for our long-term equity incentive awards, including our performance shares. For purposes of calculating performance share plan results, return on equity excludes (i) the impact of the Tax Cuts and Jobs Act of 2017 and (ii) accumulated other comprehensive income for each year. Please see Exhibit B of this Proxy Statement for a reconciliation of return on equity calculated for performance share purposes to return on equity calculated in accordance with GAAP.

44	GATX CORPORATION - 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Change of Control Agreements

We have entered into agreements with our NEOs that provide certain benefits if employment is terminated following a change of control (“COC”). This protection is provided for competitive reasons and to ensure the stability, continuity, and impartiality of our executives in a COC situation. The level of protection provided is intended to be similar to that provided by similarly sized organizations.

The COC agreements are “double-trigger” agreements, meaning that benefits are payable only if a COC occurs and an executive’s employment is terminated or constructively terminated. For a description of the key terms of these agreements, please see Potential Payments upon Termination or Change of Control on page 53. Since 2009, we have not entered into any new COC agreements that provide excise tax gross-up benefits, and we do not intend to offer this feature in the future. We do, however, have older agreements entered into in 2009 or earlier that have excise tax gross-up benefits. In the event that we amend such agreements for any reason in the future, we will eliminate such excise tax gross-ups.

Double-Trigger Equity Vesting

The vesting of equity awards upon a COC is determined under the GATX Amended and Restated 2012 Incentive Award Plan and related grant agreements. These terms apply to all employees who receive long-term incentive awards. In addition, all grant agreements require both a COC event and an executive’s actual or constructive termination before vesting is accelerated.

Process for Determining Executive Compensation (Including NEOs)

Compensation Committee and Management

The Compensation Committee, with input from the independent compensation consultant, regularly reviews:

•	the competitiveness of our compensation program

•	the competitiveness of each NEO’s compensation

•	recent developments and current trends in executive compensation practices

Our human resources staff and the Chief Executive Officer also provide input to the Compensation Committee regarding base salary increases, target level annual incentives, long-term incentive awards, and the goals applicable to earning such compensation. After reviewing these recommendations, the Compensation Committee determines and approves the compensation of each NEO as well as the performance goals. Our Chief Executive Officer, however, does not participate in, nor is he present during, any discussions of his own compensation. Such discussions occur during the Compensation Committee’s executive sessions. The Compensation Committee also reviews its pay decisions regarding our Chief Executive Officer with the other independent directors on the Board.

The Determination of Market Competitive Pay

We have structured our compensation programs to provide total direct compensation opportunities comparable to the median range of opportunities provided by companies of similar revenue size to GATX (which we refer to as “competitive” or “market” pay levels throughout this Compensation Discussion and Analysis).

Because we have no direct peers in the railcar leasing business for which relevant compensation data is available, gathering information on competitive pay levels with precision for our particular industry is not possible. Instead, the Compensation Committee, with assistance from our human resources staff and the independent compensation consultant, regularly reviews information on pay for executives as reported in national compensation surveys published by Aon Hewitt and Willis Towers Watson for organizations of similar revenue as ours.

These surveys include general, non-company specific compensation information, on an aggregate basis, for approximately 228 public companies with annual revenues between $1-3 billion. We use these surveys to better understand current compensation practices at other companies of similar revenue size and as a data point to assist us in meeting our goal of having the various elements of compensation be market-competitive.

While these surveys are a starting point for our compensation review process, actual compensation decisions with respect to specific individuals are influenced by a variety of factors in addition to the surveys, including experience, tenure, skills, unique responsibilities, individual performance, and our specific talent requirements.

GATX CORPORATION - 2020 Proxy Statement	45

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Governance

Stock Ownership and Stock Retention Requirements

To underscore the importance of stock ownership, we have established mandatory stock ownership and stock retention policies for our NEOs and other members of senior management. These policies require that each executive must retain shares of GATX stock having a value equal to 50% of the after-tax profits realized from GATX equity awards until the executive owns GATX shares equal in value to a multiple of salary based on his or her position. The multiple is 5.0 times salary for the Chief Executive Officer and 2.5 times salary for other NEOs.

As of January 31, 2020, all of our NEOs had exceeded their respective stock ownership requirements by the following approximate percentages: Mr. Kenney 390%, Mr. Ellman 346%, Mr. Lyons 394%, Ms. Golden 270% and Mr. Titterton 118%.

Clawback Policy

We have a policy which provides for the recovery of all or part of any bonus or other compensation paid to an executive officer that was based upon the achievement of financial results that were subsequently restated. In the event of a material restatement of our financial results, the Board, or a committee designated by the Board, will review the facts and circumstances that led to the restatement and will take such action as it deems necessary or appropriate. The Board will consider whether any executive officer received excess compensation because the original financial statements were incorrectly presented. In addition, the Board will consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted misconduct. Under such policy, the Board may also, depending upon the facts and circumstances, take disciplinary action, up to and including termination of employment, or decide to pursue other available remedies, including, but not limited to, canceling stock-based awards.

Section 162(m) Considerations

Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers. While our Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions as described earlier in this Compensation Discussion and Analysis and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by GATX for tax purposes.

Compensation Committee’s Independent Consultant

The independent compensation consultant, Pay Governance, has been retained by, and reports directly to, the Compensation Committee and does not have any other consulting engagements with management or GATX. The Compensation Committee has assessed the independence of Pay Governance and its employees working on GATX matters pursuant to applicable SEC rules and NYSE listing standards and determined that no conflict of interest or independence concerns exist.

With respect to Chief Executive Officer compensation, Pay Governance provides an independent recommendation to the Compensation Committee in the form of a range of possible outcomes, for the Committee’s consideration. In developing its recommendation, Pay Governance relies on its understanding of GATX’s business and compensation programs and its own independent research and analysis. Pay Governance does not meet with our Chief Executive Officer with respect to his compensation. In addition to advising on Chief Executive Officer compensation, Pay Governance reviews the Chief Executive Officer’s recommendations on compensation of his direct reports.

46	GATX CORPORATION - 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.

David S. Sutherland (Chair)

Ernst A. Häberli

Stephen R. Wilson

Paul G. Yovovich

GATX CORPORATION - 2020 Proxy Statement	47

EXECUTIVE COMPENSATION TABLES

The increase in compensation paid to or accrued by our NEOs in 2019 largely reflects a change in pension value attributable to decreases in the discount rate and the application of actuarial calculations, as explained earlier at page 5. The change in pension value fluctuates year to year due to economic factors and actuarial calculations that do not relate to our performance and are outside the control of the Compensation Committee.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)	Total Without Change in Pension Value ($)(6)

(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Brian A. Kenney	2019	$980,500	$1,740,919	$1,745,432	$1,132,674	$2,055,203	$8,400	$7,663,127	$5,607,924
Chairman of the Board,	2018	$976,500	$1,790,795	$1,755,880	$1,260,857	$0	$8,250	$5,792,282	$5,792,282
President and Chief	2017	$956,500	$1,535,493	$1,571,667	$780,695	$1,223,234	$8,100	$6,075,689	$4,852,455
Executive Officer
Thomas A. Ellman	2019	$512,500	$410,554	$411,344	$414,428	$962,321	$8,400	$2,719,546	$1,757,225
Executive Vice President	2018	$493,333	$802,344	$393,597	$445,893	$0	$8,250	$2,143,417	$2,143,417
and Chief Financial Officer	2017	$460,000	$358,486	$366,722	$262,816	$477,646	$8,100	$1,933,770	$1,456,124
Robert C. Lyons	2019	$551,833	$410,554	$411,344	$446,234	$1,092,048	$8,400	$2,920,413	$1,828,365
Executive Vice President and	2018	$536,300	$831,633	$422,023	$484,728	$0	$8,250	$2,282,934	$2,282,934
President, Rail North America	2017	$525,300	$397,638	$407,469	$300,125	$614,748	$8,100	$2,253,380	$1,638,632
Deborah A. Golden	2019	$469,417	$286,100	$286,829	$325,362	$579,213	$8,400	$1,955,321	$1,376,108
Executive Vice President,	2018	$439,700	$294,979	$288,638	$340,644	$48,154	$8,250	$1,420,365	$1,372,211
General Counsel and Corporate Secretary	2017	$430,700	$240,418	$246,422	$210,922	$354,049	$8,100	$1,490,611	$1,136,562
Paul F. Titterton	2019	$431,250	$198,840	$200,113	$273,999	$610,394	$8,400	$1,722,996	$1,112,602
Senior Vice President and	2018	$397,424	$579,890	$177,119	$267,384	$0	$8,250	$1,430,067	$1,430,067
Chief Operating Officer, Rail North America

(1)

For awards granted under the GATX Amended and Restated 2012 Incentive Award Plan, amounts shown reflect the dollar amount of the grant date fair market value of restricted stock units and performance stock units for the years shown, in accordance with Accounting Standards Codification Topic No. 718, Compensation — Stock Compensation. Assumptions used to calculate these amounts are included in the Notes to our audited financial statements contained in our Annual Reports on Form 10-K for fiscal years ended December 31, 2019, December 31, 2018 and December 31, 2017.

(2)

For performance share awards, amounts shown reflect the grant date fair value of the awards at target payout for the years shown. The grant date fair value of the performance share awards for 2019, 2018, and 2017 (2019 and 2018 for Mr. Titterton), respectively, assuming the highest level of performance (i.e. 200% of target) are as follows: Mr. Kenney ($3,481,837, $3,581,590, and $3,070,985); Mr. Ellman ($821,107, $1,204,715, and $716,971); Mr. Lyons ($821,107, $1,263,293, and $795,275); Ms. Golden ($572,200, $589,958, and $480,836); and Mr. Titterton ($397,679 and $759,806).

(3)	The amounts shown reflect the annual incentive awards earned under the GATX Cash Incentive Compensation Plan by each NEO for the years shown.
(4)

Change in pension value reflects the increase in the present value of the accumulated pension benefit during the years shown. The Pension Benefits Table on page 52 shows the present value of the accumulated pension benefit as of December 31, 2019 and the assumptions used in the calculation of that value. We determined the December 31, 2018 and December 31, 2017 present values using the same assumptions except that the interest rates used for discounting under Accounting Standards Codification Topic Co. 715, Compensation — Retirement Benefits, were 4.32% in 2018 and 3.68% in 2017.

(5)

For 2019, amounts shown reflect matching contributions we made to the GATX Salaried Employees Retirement Savings Plan for Messrs. Kenney, Lyons, Earl, Ellman and Titterton and Ms. Golden ($8,400). For all periods presented, this column excludes dividends on NQSOs and performance shares held by each NEO because those dividends are included in the grant date fair value amounts for stock awards as reported in columns (e) and (f) of the table above and in column (m) of the Grants of Plan-Based Awards Table on page 49.

(6)

Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules (column j), minus the amount reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column (column h). The amounts set forth in the Total Without Change in Pension Value column differ substantially from, and are not a substitute for, the amounts required to be reported in the Total column pursuant to SEC regulations. We are presenting this supplemental column to illustrate how the Compensation Committee views the annual compensation elements for the NEOs. While the Compensation Committee does review the table in its totality, we note that the change in pension value amount reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column does not reflect current compensation and represents the present value of an estimated stream of payments to be made following retirement. The methodology used to report the change in pension value under applicable accounting rules is sensitive to external variables such as assumptions about life expectancy and changes in the discount rate determined at each year end, which are functions of economic factors and actuarial calculations that do not relate to our performance and are outside of the control of the Compensation Committee.

48	GATX CORPORATION - 2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)	Closing Price on Date of Grant ($)	Grant Date Fair Value of Stock & Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Brian A. Kenney	1/1/2019	686,350	980,500	1,666,850
	1/24/2019								78,500	71,525	72,040	$1,745,432
	1/24/2019				6,085	24,340	48,680					$1,740,919
Thomas A. Ellman	1/1/2019	251,125	358,750	609,875
	1/24/2019								18,500	71,525	72,040	$411,344
	1/24/2019				1,435	5,740	11,480					$410,554
Robert C. Lyons	1/1/2019	270,398	386,283	656,681
	1/24/2019								18,500	71,525	72,040	$411,344
	1/24/2019				1,435	5,740	11,480					$410,554
Deborah A. Golden	1/1/2019	197,155	281,650	478,805
	1/24/2019								12,900	71,525	72,040	$286,829
	1/24/2019				1,000	4,000	8,000					$286,100
Paul F. Titterton	1/1/2019	166,032	237,188	403,220
	1/24/2019								9,000	71,525	72,040	$200,113
	1/24/2019				695	2,780	5,560					$198,840

(1)

Amounts shown reflect target, threshold and maximum annual incentive payouts for 2019 under the GATX Cash Incentive Compensation Plan based on the achievement of income goals. Threshold amounts represent 70% of target based on the financial goal threshold.

(2)

Amounts shown reflect the number of performance shares granted in 2019 under the GATX Amended and Restated 2012 Incentive Award Plan. The percentage of each performance share award that will be earned is based upon the achievement of two equally weighted performance goals: three-year average return on equity and three-year cumulative investment volume.

(3)	The amounts shown reflect the number of NQSOs granted in 2019 under the GATX Amended and Restated 2012 Incentive Award Plan.

Narrative Discussion Related to the Summary Compensation Table and Grants of Plan-Based Awards Table

Annual Incentive Awards

In 2019, our NEOs were eligible for annual incentive awards based solely on financial performance goals measured in terms of GATX net income. The target incentive awards were payable at 100% of targeted net income. Threshold and maximum incentive awards (70% and 170%, respectively, of the target awards) were payable at 80% and 140% or more, respectively, of targeted net income.

Based on individual targets and on actual net income as described in the Compensation Discussion and Analysis, 2019 incentive payouts under the GATX Cash Incentive Compensation Plan are shown in column (g) of the Summary Compensation Table. GATX’s net income achievement for 2019 for incentive payout purposes was $200.3 million, or 110.3% of target for our NEOs, resulting in payouts at 115.5% of their target awards.1

[1]

Our 2019 financial results calculated in accordance with GAAP include $10.9 million of tax adjustments and other items. For annual incentive award purposes, net income excludes tax adjustments and other items. For a reconciliation of net income, excluding tax adjustments and other items, to net income, calculated in accordance with GAAP, please see Exhibit B to this Proxy Statement.

GATX CORPORATION - 2020 Proxy Statement	49

EXECUTIVE COMPENSATION TABLES

Equity-Based Long-Term Incentives

Equity-based long-term incentive awards in 2019 consisted of NQSOs and performance shares.

NQSOs vest in three equal annual installments and expire seven years after the grant date. The grant price is based on the average of the high and low prices of GATX common stock on the date of grant. Dividend equivalents accrue on NQSO grants and are not paid until vesting and each quarter thereafter until the NQSOs are exercised or expire. The NQSOs granted to the NEOs on January 24, 2019 will vest in three equal installments on January 24 of 2020, 2021, and 2022.

The number of NQSOs awarded in 2019 and their grant date fair value are shown in columns (j) and (m), respectively, in the Grants of Plan-Based Awards Table. The grant date fair value of the 2019, 2018, and 2017 NQSO awards are shown in column (f) of the Summary Compensation Table for each year granted.

The percentage of each performance share award that will be earned is based on the extent to which pre-established goals on two independent performance measures, each of which is weighted at 50%, are achieved over a three-year performance period ending on December 31, 2021. The two performance measures are three-year average return on equity (defined as net income divided by average equity) and three-year cumulative investment volume (defined as the sum of cumulative GAAP-basis portfolio investments and capital additions as reported on the Company’s audited statement of cash flows for each year in the performance period), subject to adjustment.

The number of performance shares earned at the end of the performance period ranges from 0% to 200% of the initial target grant. For the return on equity component, the 2019 target grant will be earned if return on equity is 100% of targeted performance. The threshold and maximum number of performance shares are 25% and 200% of the target grant, respectively. For the cumulative investment volume component, the 2019 target grant is earned if cumulative investment volume is 100% of targeted performance. The threshold and maximum number of performance shares are 25% and 200% of the target grant, respectively. Dividend equivalents accrue throughout the performance period and are only paid on the number of performance shares earned at the end of the performance period.

The grant date fair value of the 2019, 2018, and 2017 performance shares are shown in column (e) of the Summary Compensation Table. The number of performance shares granted in 2019 that may be earned at threshold, target, and maximum levels is shown in columns (f), (g), and (h), respectively, of the Grants of Plan-Based Awards Table.

50	GATX CORPORATION - 2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of our stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2019.

Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)(7)

Brian A. Kenney	0	78,500	(1)		71.5250	1/24/2026				48,680	(5)	4,033,138
	26,766	53,534	(2)		69.7350	1/25/2025				51,360	(6)	4,255,176
	54,000	27,000	(3)		61.1750	1/26/2024
	109,100				39.1850	1/28/2023
	78,900				56.9100	1/29/2022
	57,500				58.3450	1/30/2021
	62,500				45.8910	1/24/2020

Thomas A. Ellman	0	18,500	(1)		71.5250	1/24/2026	3,532	(4)	292,626
	6,000	12,000	(2)		69.7350	1/25/2025				11,480	(5)	951,118
	12,600	6,300	(3)		61.1750	1/26/2024				11,540	(6)	956,089
	22,400				39.1850	1/28/2023
	14,100				56.9100	1/29/2022
	12,500				58.3450	1/30/2021
	9,300				45.8910	1/24/2020

Robert C. Lyons	0	18,500	(1)		71.5250	1/24/2026	3,532	(4)	292,626
	6,433	12,867	(2)		69.7350	1/25/2025				11,480	(5)	951,118
	14,000	7,000	(3)		61.1750	1/26/2024				12,380	(6)	1,025,683
	27,600				39.1850	1/28/2023
	20,500				56.9100	1/29/2022
	17,500				58.3450	1/30/2021

Deborah A. Golden	0	12,900	(1)		71.5250	1/24/2026				8,000	(5)	662,800
	4,400	8,800	(2)		69.7350	1/25/2025				8,460	(6)	700,911
	8,466	4,234	(3)		61.1750	1/26/2024
	17,100				39.1850	1/28/2023

Paul F. Titterton	0	9,000	(1)		71.5250	1/24/2026	3,532	(4)	292,626
	2,700	5,400	(2)		69.7350	1/25/2025				5,560	(5)	460,646
	5,866	2,934	(3)		61.1750	1/26/2024				5,160	(6)	427,506
	9,834				39.1850	1/28/2023
	5,400				56.9100	1/29/2022
	4,300				58.3450	1/30/2021

(1)	NQSOs will vest in three, equal, annual installments on 1/24/2020, 1/24/2021, and 1/24/2022.
(2)	50% of the unexercisable NQSOs will vest on 1/25/2020 and the remainder will vest on 1/25/2021.
(3)	100% of the NQSOs will vest on 1/26/2020.
(4)	Amounts shown reflect the number of outstanding restricted stock units granted in 2018. 25% vested on 8/9/2019, the remaining 75% will vest on 8/9/2021.
(5)

Amounts shown reflect the number of target performance shares granted in 2019 at the maximum payout. A portion (ranging from 0 to 200%) will be earned subject to the achievement of specified performance objectives and will vest on 12/31/2021.

(6)

Amounts shown reflect the number of target performance shares granted in 2018 at the maximum payout. A portion (ranging from 0 to 200%) will be earned subject to the achievement of specified performance objectives and will vest on 12/31/2020.

(7)	Market value of restricted stock and performance shares is based on the closing price of GATX common stock on the last trading day of the year, December 31, 2019, which was $82.85 per share.

GATX CORPORATION - 2020 Proxy Statement	51

EXECUTIVE COMPENSATION TABLES

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards(1)

Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)

(a)	(b)	(c)	(d)	(e)
Brian A. Kenney			34,939	2,686,110
Thomas A. Ellman			8,157	627,110
			1,178	88,644
Robert C. Lyons	17,900	526,779	9,048	695,610
			1,178	88,644
Deborah A. Golden			5,471	420,610
Paul F. Titterton			3,786	291,068
			1,178	88,644

(1)

Amounts shown include the number and value of restricted stock units vested in 2019 and performance shares earned under the 2017-2019 performance period and as described in the Compensation Discussion and Analysis of this Proxy Statement. Although the 2017-2019 performance share plan performance was determined after the calendar year-end on February 18, 2020, the amounts are reported in the table above (and not in the Outstanding Equity Awards at Fiscal Year-End table) to reflect the actual value earned in 2019 for the 2017-2019 performance period.

Pension Benefits Table

Each of our NEOs participated in a defined benefit pension plan during the year ended December 31, 2019. The following table contains information about these plans that provide for payments or other benefits to our NEOs at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)	Payments During Last Fiscal Year ($)

(a)	(b)	(c)	(d)	(e)
Brian A. Kenney	GATX Non-Contributory Pension Plan for Salaried Employees	24.2	$927,378	$0
	GATX Supplemental Retirement Plan	24.2	$7,880,413	$0
Thomas A. Ellman	GATX Non-Contributory Pension Plan for Salaried Employees	23.3	$839,372	$0
	GATX Supplemental Retirement Plan	23.3	$1,858,952	$0
Robert C. Lyons	GATX Non-Contributory Pension Plan for Salaried Employees	23.3	$977,929	$0
	GATX Supplemental Retirement Plan	23.3	$2,751,329	$0
Deborah A. Golden	GATX Non-Contributory Pension Plan for Salaried Employees	14.0	$830,040	$0
	GATX Supplemental Retirement Plan	14.0	$1,532,226	$0
Paul F. Titterton	GATX Non-Contributory Pension Plan for Salaried Employees	22.4	$640,453	$0
	GATX Supplemental Retirement Plan	22.4	$839,603	$0

(1)

Present value of accumulated benefit is calculated as the amount payable at age 65. The GATX Non-Contributory Pension Plan for Salaried Employees Plan assumption is that 60% elect the lump sum option and 40% elect an annuity option at retirement. The GATX Supplemental Retirement Plan calculations use each executive’s actual election for payment of future benefit; all executives shown have elected a lump sum form of payment. The value of the annuity option is calculated using December 31, 2019, Accounting Standards Certification Topic No. 715, Compensation — Retirement Benefits, disclosure assumptions (3.17% interest rate, Pri-2012 Mortality Table generationally projected by Scale MP-2019). Lump Sums are valued at age 65 using the IRS three-segment lump sum rates and are then discounted back from age 65 to December 31, 2019 at 3.17% and 3.12% for the Non-Contributory Pension Plan and Supplemental Retirement Plan, respectively.

(2)	NEOs may also qualify for subsidized early retirement benefits.

52	GATX CORPORATION - 2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Narrative Discussion Related to Pension Benefits Table

NEOs participate in our Non-Contributory Pension Plan for Salaried Employees (the “Qualified Plan”), which covers salaried employees of GATX and its domestic subsidiaries.

All NEOs have met the Qualified Plan’s vesting requirement. Subject to certain limitations imposed by law, pensions are based on years of service and average monthly compensation during (i) the five consecutive calendar years of highest compensation during the last 15 calendar years preceding retirement or the date on which employment terminates or (ii) the 60 consecutive calendar months preceding retirement or the date on which employment terminates, whichever is greater. Benefits under the Qualified Plan are not subject to any deduction for Social Security or other offset amounts.

Annual benefits in excess of certain limits imposed by the Employee Retirement Income Security Act of 1974 or the Internal Revenue Code on payments from the Qualified Plan will be paid by the Company under the GATX Supplemental Retirement Plan (the “Non-Qualified Plan”). The Non-Qualified Plan is designed to restore those benefits that would otherwise be limited by statutory regulations. Payments are made as a single lump sum amount representing the actuarially equivalent present value of the benefit payable at age 65. Payments made pursuant to the Non-Qualified Plan are funded from the general assets of the Company.

Key provisions of the Qualified Plan include the following:

•	Participation. Participation begins on January 1 or July 1 coincident with or next following completion of one year of service and attainment of age 21.

•	Normal Retirement Benefits. Normal retirement is at age 65 with five years of credited service. The basic formula is a base benefit equal to 1% of average monthly compensation multiplied by years of benefit service plus an excess benefit equal to 0.65% of average monthly compensation in excess of monthly
Social Security Covered Compensation multiplied by years of benefit service (to a maximum of 35 years).

•	Early Retirement Benefits. Qualified benefits can commence at any age in the form of an annuity with the accrued benefit actuarially reduced for commencement before age 65, or as a single lump sum payment representing the actuarially equivalent present value of the age 65 benefit. Qualified benefits accrued prior to July 1, 2008 and payable in annuity form to employees who (a) are at least age 55 with 15 or more years of service or (b) have at least 30 years of service and whose age plus service total 90 or more, are subject to a partial rather than full actuarial reduction for early commencement.

“Compensation” is defined as regular earnings during the calendar year, including covered bonuses but excluding deferred and contingent compensation. For NEOs, compensation includes salary and annual incentive awards paid under the GATX Cash Incentive Compensation Plan. For the Final Average Pay Formula, “Social Security Covered Compensation” means the 35-year average of Social Security taxable wage bases in effect up to and including the year in which an individual attains Social Security Normal Retirement Age calculated in accordance with Revenue Ruling 89-70.

For unmarried participants, the normal form of payment is a life annuity. For married participants, the normal form of payment is a 50% joint-and-survivor annuity. Optional forms of payment include a single lump sum of the accrued pension’s actuarially equivalent present value, or a joint and survivor co-pensioner annuity. All forms of payment have the same actuarially equivalent value as the life annuity.

The present value of accumulated pension benefits for each NEO is shown in column (d) of the Pension Benefits Table.

Potential Payments upon Termination or Change of Control

Except for the COC agreements described in the Compensation Discussion and Analysis, we have not entered into employment agreements with any of the NEOs. They participate in the same plans and are subject to the same treatment as all other salaried employees in the event of termination due to voluntary resignation, discharge for cause, involuntary separation, death, disability, and retirement. This discussion, and the table that follows, therefore focuses solely on termination in the event of a change of control of GATX. The key provisions of the COC agreements are described below, followed by a table that shows the amounts that we would pay or the benefits we would have provided to each NEO if such a change of control situation had occurred on December 31, 2019.

GATX CORPORATION - 2020 Proxy Statement	53

EXECUTIVE COMPENSATION TABLES

Key Provisions of the COC Agreements

Each NEO has entered into a COC agreement that provides certain benefits should employment be terminated or constructively terminated following a change of control. Key terms under the agreements include the following:

Executive Benefit	Description
Term	• Agreement effective for two-year rolling term and renews automatically each year unless GATX gives 60-days’ advance notice of non-renewal
• Employment period is two years
• Unless a COC occurs, employment is at will
Payment Triggers	• Involuntary termination without “cause” or voluntary termination for “good reason” within two years following a COC
• Failure of a successor to assume the Agreement
• Termination prior to, but in contemplation of, a COC
• Payments are not triggered in the event of death, disability, “cause,” or voluntary termination for other than “good reason”
Severance Benefits	• Three times the sum of base salary and target annual bonus (paid in lump sum)
• Three years of additional age and service credit for retirement purposes
• Three years of additional coverage in health and welfare plans (such coverage becomes secondary if re-employed); thereafter, coverage continues at executive’s cost until eligible for Medicare
• Outplacement services at a maximum cost of 10% of salary

• Pro rata portion of target bonus for the year in which the COC occurs for the actual period served during the year of the COC prior to termination and payment of previously deferred compensation plus interest

Excise Tax Gross Up

• Provided unless value of severance benefits is within 110% of the level that would not trigger excise taxes; if so, the amount of severance benefits otherwise payable is reduced so that excise taxes are not imposed

• Tax gross up not included in COC agreements entered into after 2009
Enforcement and Legal Fees	• Payable by Company unless a court determines that such payment was unjust
Definition of Key Terms	• COC means any of the following:
— the acquisition of 20% or more of the Company’s outstanding shares or voting securities
— a turnover in a majority of the Company’s board members

— consummation of a reorganization, merger, consolidation, sale, or disposition of substantially all assets unless shareholders immediately prior to the merger beneficially own more than 65% of outstanding shares or voting power of the resulting entity

— consummation of a reorganization, merger, consolidation, sale, or disposition of substantially all assets of any subsidiary or 10-K business segment that is the primary employer of the executive
— shareholder approval of liquidation or dissolution of the Company

•   “Cause” means the willful illegal conduct, gross misconduct, or continued failure of the executive to perform his or her duties after receipt of written notice and explanation of performance shortfalls

• “Good Reason” means any of the following:
— a material diminution of the executive’s authority or duties
— a material diminution in base compensation
— a material diminution in the budget over which authority is retained
— a material change in geographic location at which services must be performed

54	GATX CORPORATION - 2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Amounts Payable under COC Agreements

The table below reflects certain assumptions made in accordance with SEC rules, namely that (a) the COC and termination of employment occurred on December 31, 2019 and (b) the value of a share of the Company’s common stock on December 31, 2019, the last trading day of the year, was $82.85. It includes the lump sum payments associated with the benefits described above, as well as the value of all equity awards for which vesting is accelerated as provided under the GATX Amended and Restated 2012 Incentive Award Plan. The table excludes the following payments and benefits that are not enhanced by the termination of employment following a COC:

•	accrued vacation pay, health plan continuation, and other similar amounts payable when employment terminates under programs applicable to our salaried employees generally
•	stock options or SARs that have vested and are exercisable as shown in Column (b) of the Outstanding Equity Awards at Fiscal Year-End Table

•	performance shares and restricted stock that have vested as shown in Column (e) of the Option Exercises and Stock Vested Table

•	the present value of pension benefits calculated in accordance with the assumptions applicable to all participants in the GATX Non-Contributory Pension Plan for Salaried Employees

Potential Payments upon Change of Control Table

					Accelerated Vesting of Equity Awards(3)

Name	Severance ($)	Bonus (Accrued Obligations) ($)(1)	SRP Payment ($)(2)	Gross-up Payment ($)	NQSOs ($)	Restricted Stock ($)	Performance Shares ($)	Outplacement ($)	Total Value
Brian A. Kenney(4)	5,883,000	980,500	2,813,798	0	2,176,327	0	4,144,157	98,050	16,095,832
Thomas A. Ellman	2,626,500	360,500	1,250,980	0	503,445	292,668	953,604	51,500	6,039,197
Robert C. Lyons(4)	2,827,950	388,150	1,236,658	0	529,982	292,668	988,401	55,450	6,319,259
Deborah A. Golden(4)	2,280,000	285,000	862,317	0	353,262	0	681,856	47,500	4,509,935
Paul F. Titterton	1,340,750	237,875	656,552	0	236,326	292,668	444,076	43,250	3,251,497

(1)	Represents the executive’s current target bonus amount.
(2)

Represents the present value of the incremental portion of non-qualified pension benefits calculated using the discount rate specified in the COC Agreements instead of the GATX Non-Contributory Pension Plan for Salaried Employees, attributable to three additional years of age and service credit except for Mr. Titterton whose cacluation is attributable to two addtional years of age and service credit.

(3)

Under the GATX Amended and Restated 2012 Incentive Award Plan, a termination following a change of control results in the accelerated vesting of all unvested SARs/NQSOs, restricted stock and performance share grants. Performance against goals is assumed to be at target with respect to performance shares.

(4)	The value of COC payments fall below the level that would trigger an excise tax, therefore they would not receive a gross-up payment.

GATX CORPORATION - 2020 Proxy Statement	55

EXECUTIVE COMPENSATION TABLES

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the total annual compensation of Brian A. Kenney, our Chief Executive Officer (“CEO”), to the total annual compensation of our median employee for our last completed fiscal year.

In 2019, our last completed fiscal year, the total annual compensation of our CEO was $7,663,127. The total annual compensation of our median employee was $55,559. As a result, for 2019, the ratio of our CEO’s total annual compensation to the total annual compensation of our median employee was approximately 138 to 1.

To determine the annual total compensation of our CEO, we used the amount reported in the “Total” column of the Summary Compensation Table, which includes salary, stock and option awards, bonus, change in pension value, and all other compensation. We then calculated our median employee’s total annual compensation in accordance with the same requirements applicable to the CEO’s compensation, as reported in the Summary

Compensation Table, and used that number to calculate the ratio of our CEO’s pay to that of our median employee.

We identified the median employee in 2018, and are permitted to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. Also, within those three years, if the median employee’s compensation changes, the company may use another employee with substantially similar compensation as its median employee. For 2019, we continue to use the same median employee from 2018.

As of October 1, 2019, we employed approximately 2,134 people, with 1,325 located in the United States and 809 located outside the United States. We continue to exclude employees in India (16), Russia (3), and France (5) given the small number of employees located in those jurisdictions. This is comparable to 2,184 employed on October 1, 2018, with 1,355 located in the United States and 829 located outside the United States. There have been no changes in employee compensation arrangements that could significantly impact our pay ratio.

56	GATX CORPORATION - 2020 Proxy Statement

PROPOSAL 3:	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for fiscal year 2020, and our Board is seeking shareholder ratification of the appointment. EY and its predecessor firms have served as our independent registered public accounting firm since 1916.

Shareholder ratification of this appointment is not required by our By-Laws or applicable laws and regulations. However, our Board annually submits this appointment for shareholder ratification as an element of our strong governance program. While this vote cannot be binding, if shareholders do not ratify the appointment of EY, the Audit Committee will take the vote into account in making future appointments.

Representatives of EY are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions by shareholders.

Audit Committee Evaluation

In determining whether to reappoint EY, the Audit Committee considered the qualifications, performance, and independence of the firm and the audit engagement team, the quality of its discussions with EY, and the fees charged by EY for the breadth of services provided. In connection with the 2020 appointment, the Audit Committee considered, among other things, the following:

•	Audit Quality — The quality of EY’s audit and non-audit work, based on its oversight of the firm’s work product, as well as its discussions with management in executive session without EY present and its discussions with EY in executive session without management present

•	Performance — EY’s reports on its quality controls and its performance during our 2019 and prior-year audits

•	Qualitative Review — EY’s (i) expertise and resources, (ii) audit planning, (iii) communication and interaction, (iv) independence, objectivity and professional skepticism and (v) value for fees

•	Self-Assessment — EY’s annual self-assessment of its accomplishments in connection with its audit, its satisfaction of the service needs and expectations of the Audit Committee and management, and areas of continued focus and improvement opportunities
•	Regulatory Reviews — External data on the firm’s audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on EY and its peer firms

•	Reasonableness of Fees — The appropriateness of EY’s fees for audit and non-audit services, both on an absolute basis and relative to comparable firms

•	Independence — Written disclosures from the firm and the independence letter required by the PCAOB

•	Tenure — EY’s tenure as our independent auditor, including the benefits of having a long-tenured auditor and the institutional knowledge gained from prior years of engagement

The Audit Committee determined that the appointment of EY is in the best interest of GATX and our shareholders. The Audit Committee has appointed, subject to stockholder ratification, EY as our independent registered public accounting firm for fiscal year 2020 and recommends that shareholders ratify the appointment at the Annual Meeting.

The Board of Directors recommends that you vote FOR the proposal to ratify Ernst & Young LLP as our independent registered public accounting firm for 2020.

GATX CORPORATION - 2020 Proxy Statement	57

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The Audit Committee’s responsibilities, as set forth in its charter, include providing oversight of our financial accounting and reporting process through periodic meetings with our management, independent registered public accounting firm, and internal auditors to review accounting, auditing, internal controls, and financial reporting matters. The Audit Committee Charter is available on our website (www.gatx.com) in the Investor Relations section under “Corporate Governance.”

The Audit Committee has the ultimate authority to select and engage our independent registered public accounting firm, evaluate its performance, evaluate the performance of the lead audit partner, oversee the required rotation of the lead audit partner every five years, review and consider the selection of the lead audit partner, approve all audit and non-audit work, and approve all associated fees. The Audit Committee’s oversight includes regular private sessions with the independent registered public accounting firm and discussions with the firm regarding the scope of its audit.

GATX management is responsible for the preparation and integrity of our financial reporting information and related systems of internal control. In the discharge of its functions, the Audit Committee relies on our management (including senior financial management), internal audit staff, and independent registered public accounting firm.

It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that our financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. That work is the responsibility of GATX management and our independent registered public accounting firm. In making its recommendation to the Board noted below, the Audit Committee has relied on management to prepare the financial statements with integrity and objectivity and in conformance with generally accepted accounting principles and the report of our independent registered public accounting firm with respect to the financial statements.

The Audit Committee currently consists of five directors: Anne L. Arvia (Chair), Diane M. Aigotti, Robert J. Ritchie, Adam L. Stanley, and Stephen R. Wilson, each of whom is an “independent director” under the NYSE listing standards applicable to Audit Committee members. The Board has determined that each member of the Audit Committee is financially literate and has accounting and related financial management expertise, and that each of Diane M. Aigotti, Anne L. Arvia, Robert J. Ritchie, and Stephen R. Wilson is an “audit committee financial expert” (as such term is defined by the SEC).

The Audit Committee has reviewed and discussed with management the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

The Audit Committee has discussed with EY, our independent registered public accounting firm, the matters required to be discussed under the applicable requirements of the PCAOB and the SEC, including the quality of our accounting policies, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also has received from EY the written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3256, Communication with Audit Committees Concerning Independence, and the Audit Committee has discussed with EY its independence.

Based on the review and discussions noted above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Anne L. Arvia (Chair)

Diane M. Aigotti

Robert J. Ritchie

Adam L. Stanley

Stephen R. Wilson

Pre-Approval Policy

Pursuant to our pre-approval policy, the Audit Committee must pre-approve all audit and non-audit services provided to GATX by our independent registered public accounting firm before the firm is engaged to perform the services. Each year, the Audit Committee reviews the annual audit plan submitted by the independent registered public accounting firm and pre-approves all necessary and appropriate audit services for the year.

Each quarter, the Company and the independent registered public accounting firm jointly provide the Audit

58	GATX CORPORATION - 2020 Proxy Statement

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Committee a report of all the audit-related, tax, and other non-audit services that were performed by the independent registered public accounting firm during the current fiscal quarter pursuant to the authority previously approved by the Committee. In addition, the Company and the independent registered public accounting firm provide the Audit Committee with an estimate of the nature and amount of the services expected to be needed in the next fiscal quarter, together with a joint statement confirming that the services are consistent with the SEC’s rules on auditor independence. The Audit Committee then pre-approves those services, as appropriate. Any proposed changes to the estimate of services reviewed as part of the annual audit plan also are discussed with the Audit Committee at that time. The Audit Committee may delegate pre-approval authority to one or more of its members. Any member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit and Other Related Fees

Audit Fees

The aggregate fees for professional services rendered by EY in connection with (i) the audit of the annual financial statements set forth in our Annual Report on Form 10-K, (ii) the review of the interim financial statements in our Quarterly Reports on Form 10-Q, (iii) comfort letters, consents, and other services related to SEC filings, and

(iv) related audit services provided to other subsidiaries of GATX were approximately $2,578,000 for 2019 and $2,571,000 for 2018. Audit fees also include the audit of the effectiveness of our internal control over financial reporting as required by SEC rules adopted under Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The aggregate fees for assurance and related services that were related to the performance of the audit or review of our financial statements were approximately

$147,000 for 2019 and $139,000 for 2018. In both years, the services performed related to employee benefit plan audits.

Tax Fees

The aggregate fees for professional services rendered for federal and international tax compliance, advice, and planning were approximately $49,000 for 2019 and $43,000 for 2018.

All Other Fees

Fees for other professional services rendered by EY were approximately $2,000 for each of 2019 and 2018,

primarily related to access and use of EY’s online accounting research tool.

GATX CORPORATION - 2020 Proxy Statement	59

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Each Director, each NEO named in the Summary Compensation Table, and all Directors and Executive Officers as a group, owned the number of shares of GATX common stock set forth in the following table:

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned as of February 28, 2020(1)(2)
Diane M. Aigotti	7,116
Anne L. Arvia	24,318
Thomas A. Ellman	128,117
Deborah A. Golden	76,901
Ernst A. Häberli	28,982
Brian A. Kenney	594,391
Robert C. Lyons	160,182
James B. Ream	35,161
Robert J. Ritchie	31,855
Adam L. Stanley	609
David S. Sutherland	67,832
Paul F. Titterton	50,213
Stephen R. Wilson	13,323
Paul G. Yovovich	27,653
All Directors and Executive Officers as a group (22 persons)	1,399,848

(1)

Includes (i) units of phantom common stock credited to the accounts of individuals and payable in shares of common stock following retirement from the Board as follows: Ms. Aigotti (7,116); Ms. Arvia (24,003); Mr. Häberli (28,982); Mr. Ream (30,161); Mr. Ritchie (29,855); Mr. Stanley (609); Mr. Sutherland (57,832); Mr. Wilson (9,323); Mr. Yovovich (25,522); and directors as a group (213,407); and (ii) shares which may be obtained by exercise of previously granted options or SARs within 60 days of February 28, 2020, by Mr. Ellman (86,066); Ms. Golden (42,900); Mr. Kenney (406,199); Mr. Lyons (105,632); Mr. Titterton (36,734); and executive officers as a group (781,529).

(2)

Each person has sole investment and voting power (or shares such powers with his or her spouse), except with respect to units of phantom common stock, restricted common stock, and option grants. None of the directors or NEOs owned 1% or more of the Company’s outstanding shares of common stock except for Mr. Kenney, who owned approximately 1.7%. Directors and executive officers as a group beneficially owned approximately 4% of the Company’s outstanding shares of common stock.

60	GATX CORPORATION - 2020 Proxy Statement

PRINCIPAL SHAREHOLDERS

The entities listed below are the only persons known to us to beneficially own more than 5% of our common stock. To our knowledge, except as indicated in the footnotes to this table, the entities named below have sole voting and sole investment power with respect to all shares beneficially owned by them. Percentage of beneficial ownership is based on 34,933,565 shares outstanding as of February 28, 2020.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Common Stock
State Farm Mutual Automobile Insurance Company(1) One State Farm Plaza Bloomington, Illinois 61710	6,085,700	17.4
BlackRock, Inc.(2) 55 East 52nd Street New York, New York 10055	4,980,428	14.3
GAMCO Investors, Inc.(3) One Corporate Center Rye, New York 10580	3,971,390	11.4
The Vanguard Group, Inc.(4) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	3,857,911	11.0
Dimensional Fund Advisors LP(5) Building One 6300 Bee Cave Road Austin, Texas 78746	2,972,494	8.5
Wellington Management Group LLP(6) c/o Wellington Management Company LLP 280 Congress Street Boston, Massachusetts 02210	1,966,245	5.6
EARNEST Partners, LLC(7) 1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309	1,773,757	5.1

(1)

Based on a Schedule 13G amendment filed with the SEC on January 27, 2020. Consists of (i) 3,336,000 shares held by State Farm Mutual Automobile Insurance Company, (ii) 882,800 shares held by State Farm Fire and Casualty Company, (iii) 258,900 shares held by State Farm Investment Management Corp., and (iv) 1,608,000 shares held by State Farm Insurance Companies Employee Retirement Trust. Each of the foregoing entities expressly disclaims beneficial ownership as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a “group” under the regulations of the SEC with regard to the beneficial ownership of these shares of common stock.

(2)

Based on a Schedule 13G amendment filed with the SEC on February 4, 2020. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. No one person’s interest in these shares is greater than 5% of the total number of outstanding shares of GATX stock. BlackRock has sole voting power with respect to 4,722,698 of the reported shares.

(3)

Based on a Schedule 13D amendment filed with the SEC on November 27, 2018. Consists of (i) 2,326,790 shares held by GAMCO Asset Management, Inc., (ii) 1,639,600 shares held by Gabelli Funds, LLC, and (iii) 5,000 shares held by MJG Associates, Inc. GAMCO Investors, Inc. (“GAMCO”) and certain of its affiliated entities have the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the reported shares, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have the authority to vote 174,415 of the reported shares, (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares held by the Funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in GATX and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund’s shares, (iii) at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli and GAMCO is indirect with respect to shares beneficially owned directly by other reporting persons. GAMCO and certain of its affiliated entities may be deemed to constitute a “group” under the regulations of the SEC with regard to beneficial ownership of these shares of common stock, however, GAMCO and each of these affiliated entities do not admit that they constitute a group.

(4)

Based on a Schedule 13G filed with the SEC on February 12, 2020. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 29,489 shares of GATX stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 10,036 shares of

GATX CORPORATION - 2020 Proxy Statement	61

PRINCIPAL SHAREHOLDERS

GATX stock as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group, Inc. and certain of its affiliated entities (collectively, “Vanguard”) have sole voting power with respect to 33,760 of the reported shares and shared voting power with respect to 5,765 of the reported shares. Vanguard has sole dispositive power with respect to 3,822,657 of the reported shares and shared dispositive power with respect to 35,254 of the reported shares.
(5)

Based on a Schedule 13G amendment filed with the SEC on February 12, 2020. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such as investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all of the reported shares are owned by the Funds. Dimensional disclaims beneficial ownership of such shares. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the outstanding shares of GATX. Dimensional has sole voting power with respect to 2,937,411 of the reported shares.

(6)

Based on a Schedule 13G amendment filed with the SEC on January 28, 2020. These shares are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. Those clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. No one person’s interest in these shares is greater than 5% of the total number of outstanding shares of GATX stock. Wellington Management Group LLP and its subsidiaries have shared voting power with respect to 1,844,719 and shared dispositive power with respect to 1,966,245 of the reported shares.

(7)

Based on a Schedule 13G amendment filed with the SEC on January 10, 2020. EARNEST Advisors, LLC is an investment adviser to its clients. No single client interest in these shares is greater than 5% of the total number of outstanding shares of GATX stock. EARNEST Partners, LLC has shared voting power with respect to 2,857 of the reported shares.

62	GATX CORPORATION - 2020 Proxy Statement

FORWARD-LOOKING STATEMENTS

Statements in this report not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and, accordingly, involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance, or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects, or future events. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “outlook,” “continue,” “likely,” “will,” “would”, and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.

The following factors, in addition to those discussed in our other filings with the U.S. Securities and Exchange Commission (“SEC”), could cause actual results to differ materially from our current expectations expressed in forward-looking statements:

•	exposure to damages, fines, criminal and civil penalties, and reputational harm arising from a negative outcome in litigation, including claims arising from an accident involving our railcars and other transportation assets

•	inability to maintain our transportation assets on lease at satisfactory rates due to oversupply of assets in the market or other changes in supply and demand

•	a significant decline in customer demand for our assets or services, including as a result of:

—	weak macroeconomic conditions

—	weak market conditions in our customers’ businesses

—	declines in harvest or production volumes

—	adverse changes in the price of, or demand for, commodities

—	changes in railroad operations or efficiency
—	changes in railroad pricing and service offerings, including those related to “precision scheduled railroading”

—	changes in supply chains

—	availability of pipelines, trucks, and other alternative modes of transportation

—	changes in conditions affecting the aviation industry, including geographic exposure and customer concentrations

—	other operational or commercial needs or decisions of our customers

—	customers’ desire to buy, rather than lease, our transportation assets

•	higher costs associated with increased assignments of our transportation assets following non-renewal of leases, customer defaults, and compliance maintenance programs or other maintenance initiatives

•	events having an adverse impact on assets, customers, or regions where we have a concentrated investment exposure

•	financial and operational risks associated with long-term railcar purchase commitments, including increased costs due to tariffs or trade disputes

•	reduced opportunities to generate asset remarketing income

•	inability to successfully consummate and manage ongoing acquisition and divestiture activities

•	operational and financial risks related to our affiliate investments, including the Rolls-Royce & Partners Finance joint ventures and the durability and reliability of aircraft engines

•	fluctuations in foreign exchange rates

•	failure to successfully negotiate collective bargaining agreements with the unions representing a substantial portion of our employees

•	asset impairment charges we may be required to recognize

•	deterioration of conditions in the capital markets, reductions in our credit ratings, or increases in our financing costs

•	uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021

GATX CORPORATION - 2020 Proxy Statement	63

FORWARD-LOOKING STATEMENTS

•	competitive factors in our primary markets, including competitors with a significantly lower cost of capital than GATX

•	risks related to our international operations and expansion into new geographic markets, including the inability to access railcar supply and the imposition of new or additional tariffs, quotas, or trade barriers

•	changes in, or failure to comply with, laws, rules, and regulations

•	inability to obtain cost-effective insurance
•	environmental remediation costs

•	potential obsolescence of our assets

•	inadequate allowances to cover credit losses in our portfolio

•	operational, functional and regulatory risks associated with severe weather events, climate change and natural disasters

•	inability to maintain and secure our information technology infrastructure from cybersecurity threats and related disruption of our business

64	GATX CORPORATION - 2020 Proxy Statement

OTHER INFORMATION

Shareholder Proposals

2020 Annual Meeting Proposals

The Board does not know of any matters to be presented at the meeting other than those described in this Proxy Statement, and we have not received notice of any shareholder proposals for the upcoming Annual Meeting. In the event that a shareholder proposal is made at the

Annual Meeting, the Proxyholders (as defined on page 66) may exercise their discretionary voting authority under the proxies they hold to vote in accordance with their best judgment on any such proposal.

2021 Shareholder Proposals

Proposals Under SEC Rule 14a-8

In order for a shareholder proposal to be considered for inclusion in our proxy materials for the 2021 annual meeting of shareholders pursuant to SEC Rule 14a-8, the shareholder proposal must be received by the Corporate Secretary, GATX Corporation, 233 South Wacker Drive, Chicago, Illinois 60606-7147 no later than November 13, 2020. Any such proposal may be included in next year’s

Proxy Statement only if it complies with our By-Laws and the rules and regulations promulgated by the SEC, including Rule 14a-8. Nothing in this section shall be deemed to require us to include, in our proxy materials relating to any annual meeting, a shareholder proposal that does not meet all of the requirements for inclusion established by the SEC.

Non-14a-8 Proposals

If a shareholder intends to present a proposal for consideration at the 2021 annual meeting of shareholders outside the processes of SEC Rule 14a-8, the proposal must be received by the Corporate Secretary, GATX Corporation, 233 South Wacker Drive, Chicago, Illinois 60606-7147 no earlier than December 25, 2020, and no later than January 24, 2021. The notice must contain, and be accompanied by, all of the information as specified in our By-Laws. We recommend that any shareholder wishing to bring any item before an annual meeting of shareholders review our By-Laws, which are available on our website (www.gatx.com) in the Investor Relations section under “Corporate Governance.”

2021 Director Nominations

Director nominations by shareholders for consideration at the 2021 annual meeting of shareholders must be received by the Governance Committee, c/o the Corporate Secretary, GATX Corporation, 233 South Wacker Drive, Chicago, Illinois 60606-7147 no earlier than December 25, 2020, and no later than January 24, 2021. The notice must contain, and be accompanied by all information required by our By-Laws, the proxy rules, and applicable law.

GATX CORPORATION - 2020 Proxy Statement	65

QUESTIONS AND ANSWERS ABOUT THE MEETING

Who may vote at the Annual Meeting?

Only holders of shares of our common stock as of the close of business on February 28, 2020 (the “Record Date”) will be entitled to vote at the Annual Meeting. On that day, 34,933,565 shares of common stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Who can attend the Annual Meeting?

Only holders of our common stock as of the Record Date, or their duly appointed proxies, will be entitled to attend the Annual Meeting. If you hold your shares through a broker, bank, or other nominee, you will not be admitted to the Annual Meeting unless you bring a copy of a statement (such as a brokerage statement) from your nominee reflecting your stock ownership as of the Record Date.

How do I vote?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, then you are considered the shareholder “of record” with respect to those shares. You can vote (1) by internet or telephone by following the instructions on the proxy card, (2) signing, dating, and returning the proxy card, or (3) attending the Annual Meeting and voting in person.

Beneficial Owner of Shares Held in Street Name. If you hold your shares through a broker, bank, or other nominee, then the nominee holding your shares is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that nominee on how to vote the shares held in your account. Your nominee will provide you with instructions on how to vote your shares, including any available telephone or internet voting options. If you hold your shares through a broker, bank, or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a legal proxy issued in your name from the nominee that holds your shares.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to each of our Chief Executive Officer, Chief Financial Officer, and

General Counsel (the “Proxyholders”). In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting.

What happens if I do not give specific voting instructions?

Shareholder of Record. If you are a shareholder of record and you indicate when voting by internet or telephone that you wish to vote as recommended by the Board, or you sign and return a proxy card without giving specific voting instructions, the Proxyholders will vote your shares (1) FOR the election of each of the Board’s nominees for director, (2) FOR the adoption of the shareholder advisory resolution to approve the Company’s executive compensation, and (3) FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020.

66	GATX CORPORATION - 2020 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE MEETING

Beneficial Owner of Shares Held in Street Name. If you hold your shares through a bank, broker, or other nominee and you do not provide that nominee with specific voting instructions, under the rules of various national and regional securities exchanges, the nominee that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If your nominee does not receive instructions from you on how to vote your shares on a non-routine matter at least 10 days before the Annual Meeting, your nominee will inform the inspector of election that it does not have the authority to vote your shares on that matter. This is generally referred to as a “broker non-vote.”

Ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020 (Proposal No. 3) is considered a “routine” matter. A bank, broker, or other nominee may generally vote on routine matters, and therefore, no broker non-votes are expected to occur in connection with Proposal No. 3. The election of directors (Proposal No. 1) and the advisory vote on executive compensation (Proposal No. 2) are considered “non-routine” matters. A bank, broker, or other nominee cannot vote on those matters without instructions from the beneficial owner of the shares, and therefore, broker non-votes may occur on Proposals 1 and 2.

How are the votes counted?

Our transfer agent, Computershare Investor Services, will serve as tabulator and will count the votes. You may vote FOR, AGAINST, or ABSTAIN with respect to each director nominee and on Proposals 2 and 3. If you abstain from voting on any director nominee or item, your abstention will not have an effect on the outcome of the vote. In tabulating the voting results, only FOR and AGAINST votes are counted. Broker non-votes and abstentions are counted only for purposes of determining whether a quorum is present.

Can I change my mind after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you vote by internet or by telephone, only your latest internet or telephone proxy that is timely submitted prior to the meeting will be counted. If you vote by signing and returning a proxy card, you may change your vote by completing a new proxy card with a later date. You may also revoke your proxy and change your vote by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering written notice to the Company’s Corporate Secretary at 233 South Wacker Drive, Chicago, Illinois 60606-7147.

What happens if other matters come up at the Annual Meeting?

If any matters other than those referred to in the Notice of Annual Meeting properly come before the meeting, the Proxyholders will have the discretion to vote the proxies held by them in accordance with their best judgment.

However, we have not received timely and proper notice from any shareholder of any other matter to be presented at the meeting.

What constitutes a quorum?

The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the 34,933,565 shares of our common stock issued and outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

GATX CORPORATION - 2020 Proxy Statement	67

QUESTIONS AND ANSWERS ABOUT THE MEETING

How is it determined whether a matter has been approved?

Assuming a quorum is present, each director nominee will be elected by a majority of votes cast with respect to his or her election. A majority of votes cast means that the number of votes cast FOR the election of a director nominee exceeds the number of votes cast AGAINST such director nominee’s election. Under the Board’s existing resignation policy, each director is expected to tender his or her resignation when nominated for election to the Board. The resignation will become effective only if the director receives more votes AGAINST his or her election than FOR votes and the Governance Committee, or other duly authorized committee of the Board, decides to accept the resignation. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of director nominees.

Approval of Proposals 2 and 3 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on that proposal at the Annual Meeting.

What shares are covered by the proxy card?

Shareholders Who Are Not Current or Former GATX Employees. If you are not a current or former employee of GATX, the standard proxy card covers all shares held by you of record.

Current or Former GATX Employees. If you are a current or former employee of GATX and you have shares in the GATX Stock Fund as a result of your participation in the GATX salaried or hourly 401(k) plans (collectively, the “401(k) Plans”), you will receive a separate proxy card for any shares you hold in those plans (your “Plan Shares”). This separate proxy card will cover all of your Plan Shares. Subject to applicable law, the trustee of the 401(k) Plans will vote your Plan Shares in accordance with the voting instructions you provide by completing and returning the proxy card for your Plan Shares or by voting your Plan Shares by internet or by telephone. If you do not instruct the trustee how to vote, the trustee will vote your Plan Shares in the same proportion as those Plan Shares for which the trustee receives timely voting instructions from other shareholder participants in the 401(k) Plans. To allow sufficient time for the trustee to vote your Plan Shares in accordance with your direction, your voting instructions must be received by the trustee no later than 8:00 a.m. Eastern Time on April 22, 2020. Please note that the proxy card covering your Plan Shares does not cover any other GATX shares held by you outside of the 401(k) Plans, and you will need to provide separate voting instructions for your non-Plan Shares as described above.

Who pays to prepare, mail, and solicit the proxies?

GATX pays all the costs of preparing, mailing, and soliciting proxies. We ask brokers, banks, voting trustees, and other nominees to forward proxy materials to the beneficial owners and to obtain authority to execute proxies, and we generally reimburse these brokers, banks, voting trustees, and other nominees for their expenses upon request.

We have retained D.F. King & Co., Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail, and personal solicitation. For these services, we will pay D.F. King & Co., Inc. a fee of $9,500 plus expenses. In addition, certain directors, officers, or employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile, e-mail, or personal contact.

68	GATX CORPORATION - 2020 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE MEETING

Where can I find the voting results of the Annual Meeting?

We will publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

By Order of the Board of Directors,

Executive Vice President, General Counsel and

Corporate Secretary

GATX CORPORATION - 2020 Proxy Statement	69

Exhibit A	GATX Corporation Director Independence Standard

A director of the Company will not be considered “independent” if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive of the Company.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service).

•	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such firm; (C) the director has an immediate family member who is a current employee of such firm and who works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	The director is a partner of a firm providing tax, accounting, legal, or other consulting services to the Company which received payment from the Company for such services, in any of the last three fiscal years, in excess of $250,000.

•	The director is an executive officer or employee, or an immediate family member is an executive officer, of another company that does business with the Company and the sales by that company to the Company or purchases by that company from the Company, in any single fiscal year during the evaluation period, are more than the greater of 1% of the annual revenues of that company or $1 million.

•	The director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than 1% of the other company’s total consolidated assets.

•	The director serves as an officer, director, or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization exceeded 1% of that organization’s total annual charitable receipts during its last completed fiscal year.

In addition, the Board will review all relevant facts and circumstances as to any other relationship which may exist between the Company and any director.

GATX CORPORATION - 2020 Proxy Statement	A-1

Exhibit B	Reconciliation of Non-GAAP Financial Measures

Non-GAAP Financial Measures

This Proxy Statement includes certain financial measures computed using non-GAAP components, as defined by the SEC. These measures are not in accordance with, or a substitute for, U.S. generally accepted accounting principles (“GAAP”), and our financial measures may be different from non-GAAP financial measures used by other companies. We have provided a reconciliation of our non-GAAP components to the most directly comparable GAAP components.

We exclude the effects of certain tax adjustments and other items for purposes of presenting net income, diluted earnings per share, and return on equity because we believe these items are not attributable to our business operations. Management utilizes this information when analyzing financial performance because such amounts reflect the underlying operating results that are within management’s ability to influence. Accordingly, we believe presenting this information provides investors and other users of our financial statements with meaningful supplemental information for purposes of analyzing year-to-year financial performance on a comparable basis and assessing trends.

B-1	GATX CORPORATION - 2020 Proxy Statement

EXHIBIT B RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation

The following table shows our shareholders’ equity, excluding accumulated other comprehensive loss, as of December 31 (in millions):

	2019	2018	2017	2016
Shareholders’ Equity (GAAP)	$1,835.1	$1,788.1	$1,792.7	$1,347.2
Add: accumulated other comprehensive loss	163.6	164.6	109.6	211.1
Less: impact of the Tax Cuts and Jobs Act of 2017	(315.9)	(315.9)	(315.9)	—

Shareholders’ Equity, as adjusted (non-GAAP) (1)	$1,682.8	$1,636.8	$1,586.4	$1,558.3

The following tables show our net income, diluted earnings per share, and return on equity, excluding tax adjustments and other items, for the years ended December 31 (in millions, except per share data):

Impact of Tax Adjustments and Other Items on Net Income:	2019	2018	2017
Net income (GAAP)	$211.2	$211.3	$502.0
Adjustments attributable to consolidated pre-tax income:
Net casualty gain at ASC (2)	(10.5)	—	—
Cost attributable to the closure of a maintenance facility at Rail International (3)	—	9.5	—
Net (gain) loss on wholly owned Portfolio Management marine investments (4)	—	—	(1.8)

Total adjustments attributable to consolidated pre-tax income	$(10.5)	$9.5	$(1.8)
Income taxes thereon, based on applicable effective tax rate	$2.4	$(3.1)	$0.7
Other income tax adjustments attributable to consolidated income:
Income tax rate change (5)	(2.8)	—	—
Impact of the Tax Cuts and Jobs Act of 2017 (6)	—	(16.5)	(315.9)
Foreign tax credit utilization (7)	—	(1.4)	—

Total other income tax adjustments attributable to consolidated income	$(2.8)	$(17.9)	$(315.9)

Net income, excluding tax adjustments and other items (non-GAAP)	$200.3	$199.8	$185.0

Impact of Tax Adjustments and Other Items on Diluted Earnings Per Share:	2019	2018	2017
Diluted earnings per share (GAAP)	$5.81	$5.52	$12.75
Adjustments attributable to consolidated income, net of taxes:
Net casualty gain at ASC (2)	(0.22)	—	—
Cost attributable to the closure of a maintenance facility at Rail International (3)	—	0.17	—
Net (gain) loss on wholly owned Portfolio Management marine investments (4)	—	—	(0.03)
Income tax rate change (5)	(0.08)	—	—
Impact of the Tax Cuts and Jobs Act of 2017 (6)	—	(0.43)	(8.02)
Foreign tax credit utilization (7)	—	(0.04)	—

Diluted earnings per share, excluding tax adjustments and other items (non-GAAP)	$5.51	$5.22	$4.70

GATX CORPORATION - 2020 Proxy Statement	B-2

EXHIBIT B RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Return on Equity:	2019	2018	2017
Return on Equity (GAAP)	11.7%	11.8%	32.0%
Return on Equity (non-GAAP) (8)	13.5%	13.6%	13.1%
Return on Equity, applicable for performance share plan measures (non-GAAP) (9)	12.7%	13.1%	11.8%

(1)	Shareholders’ Equity as used for purposes of performance share plan measures (non-GAAP).
(2)	Net casualty gain attributable to insurance recovery for a vessel at ASC.
(3)	Expenses attributable to the closure of a maintenance facility.
(4)

In 2015, we made the decision to exit the majority of our non-core, marine investments within our Portfolio Management segment. As a result, we recorded gains and losses associated with the impairments and sales of certain investments.

(5)	Deferred income tax adjustment due to an enacted corporate income tax rate decrease in Alberta, Canada.
(6)	Amounts attributable to the impact of corporate income tax changes enacted by the Tax Cuts and Jobs Act of 2017 (“Tax Act”).
(7)	Benefits attributable to the utilization of foreign tax credits.
(8)	Return on Equity is calculated as net income, excluding tax adjustments and other items, divided by Shareholders’ Equity. For each year, Shareholders’ Equity excludes the impact of the Tax Act.
(9)	Return on Equity is calculated as net income divided by Shareholders’ Equity, as adjusted as shown above. For 2017, net income excludes the impact of the Tax Act.

B-3	GATX CORPORATION - 2020 Proxy Statement

Exhibit C	Location of the 2020 Annual Meeting of the Shareholders of GATX Corporation

GATX Corporation, 233 South Wacker Drive, 52nd Floor, Chicago, Illinois

The Annual Meeting will be held in our corporate headquarters on the 52nd floor of Willis Tower, which is located at 233 South Wacker Drive in Chicago, Illinois. Willis Tower is undergoing a renovation, and only the entrances on Wacker Drive and Jackson Boulevard are currently open. To reach the location of the meeting, please follow the instructions below:

•	When entering Willis Tower, please check in at the security desk. You will be asked to present one form of government-issued photo identification (e.g., driver’s license, state identification card, or a passport), and will be given a building pass.
•	The security desk will direct you to a screening area. You will be asked to walk through a metal detector, and any personal items you bring with you will need to go through an x-ray machine.

•	As you complete the security screening, ask the security personnel to direct you to the 52nd floor. You will need to take multiple elevators to reach the 52nd floor, so please allow sufficient time to pass through security and make your way to our offices.

•	After exiting the elevator on the 52nd floor, please follow the signs to reach the location of the Annual Meeting.

GATX CORPORATION - 2020 Proxy Statement	C-1

GATX CORPORATION 233 South Wacker Drive Chicago, IL 60606-7147 (312) 621-6200 (800) 428-8161 www.gatx.comGATX CORPORATION 233 South Wacker DriveChicago, Illinois 60606 (312) 621-6200 (800) 428-8161 www.gatx.com

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.

Votes submitted electronically and via telephone must be received by 11:59 p.m. Eastern Time, on April 23, 2020 (for registered shares) and 8:00 a.m. Eastern Time, on April 22, 2020 (for Plan Shares, as defined in the Proxy Statement).

Online
Go to www.envisionreports.com/GATX or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/GATX

2020 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 - 3.

1.	ELECTION OF DIRECTORS:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Diane M. Aigotti	☐	☐	☐	02 - Anne L. Arvia	☐	☐	☐	03 - Ernst A. Häberli	☐	☐	☐

04 - Brian A. Kenney	☐	☐	☐	05 - James B. Ream	☐	☐	☐	06 - Adam L. Stanley	☐	☐	☐

07 - David S. Sutherland	☐	☐	☐	08 - Stephen R. Wilson	☐	☐	☐	09 - Paul G. Yovovich	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐	3.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2020	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

◾	1 P C F

0378HC

Important notice regarding the internet availability of proxy materials for the Annual Meeting of Shareholders.

The material is available at: www.envisionreports.com/GATX

Small steps make an impact.
Help the environment by consenting to receive electronic
delivery, sign up at www.envisionreports.com/GATX

▼IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

GATX Corporation

2020 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – April 24, 2020

Brian A. Kenney, Thomas A. Ellman, and Deborah A. Golden, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of GATX Corporation to be held at GATX Corporation, 233 South Wacker Drive, 52nd Floor, Chicago, Illinois on Friday, April 24, 2020, at 9:00 a.m. Central Time, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 - 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

◾